Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BETWEEN

PRESS GANEY ASSOCIATES, INC.,

AND

HEALTHSTREAM, INC.

DATED AS OF FEBRUARY 12, 2018

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(continued)

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(continued)

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(continued)

Annex:

Annex A—Restructuring

Exhibits:

Exhibit A— Escrow Agreement

Exhibit B-1 —Tennessee Estoppel Agreement

Exhibit B-2 – Maryland Estoppel Agreement

Exhibit C—R&W Policy

Exhibit D—Transition Services Agreement

Exhibit E—Working Capital Accounting Principles, Assumptions and Interpretation

Exhibit F—Working Capital Calculation

Exhibit G—Wiring Instructions

Exhibit H—Financial Statements

Exhibit I—Tax Allocation

Exhibit J – Sublease

Exhibit K – Content License Agreement

Schedules:

Disclosure Schedules—Exceptions and Disclosures with Respect to Representations and Warranties

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of February 12, 2018 (the “Closing Date”) by and between Press Ganey Associates, Inc., an Indiana corporation (“Buyer”) and HealthStream, Inc., a Tennessee corporation (“Seller”) which is the sole member of Improve PX, LLC, a Delaware limited liability company (“Target”). Buyer, and Seller are referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, following the consummation of the reorganization and contribution transactions described on Annex A (collectively, the “Restructuring”), including pursuant to the Contribution Agreement by and between Seller and Target (the “Contribution Agreement”), which Restructuring is occurring immediately prior to the execution and delivery of this Agreement, Seller owns 100% of the Target Interests (as defined below);

WHEREAS, after giving effect to the Restructuring, Target’s business consists of conducting, administering, bench-marking, and analyzing Surveys (including, without limitation Patient InsightsTM, Employee InsightsTM, Physician InsightsTM, and Community InsightsTM); providing coaching and consulting services to help customers understand and improve their Survey results; offering online access for customers through a secure web-based reporting platform known as Insights Online TM; and offering certain education and training content intended to improve Survey results (the “Business”); and includes the following items, in any such case to the extent Related to the Business (as defined in the Contribution Agreement): quality and satisfaction surveys, data analyses survey results, identifying solutions for customers based on survey results, and other research-based measurement tools focused on patients, employees, physicians, and other members of the community, providing analyses with insightful recommendations for change; services to allow customers to meet their Consumer Assessment of Healthcare Providers and Systems (“CAHPS”) program requirements and CAHPS survey and reporting solutions; benchmarking capability using comprehensive databases;

WHEREAS, Seller has entered into certain Shared Contracts (defined below) with its customers which involve the provision of services both related to the Business and unrelated to the Business, which Shared Contracts will be addressed in the manner provided in this Agreement; and

WHEREAS, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Target Interests in consideration for the Purchase Price set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties intending to be legally bound agree as follows.

Section 1.    Definitions.

“2016 Financial Statements” has the meaning set forth in Section 4(h).

“2017 Financial Statements” has the meaning set forth in Section 4(h).

“AAC Claims” means a claim by Buyer for an Adverse Assignment Consequence with respect to an Assumed Contract or Shared Contract with any customer where (A) such Assumed Contract or Shared Contract has an anti-assignment, change of control, termination or similar provision (an “Anti-Assignment Provision”) which the customer asserts is implicated by the Transactions (any such Assumed Contract or Shared Contract, a “Consent Required Contract”), (B) such Consent Required Contract (and/or, with respect to any Shared Contract, the services provided thereunder by Target with respect to the Business) was actually terminated by the customer asserting to be as a result of the Anti-Assignment Provision (and excluding any Consent Required Contract expiring in accordance with its terms), provided that Buyer or Seller have received written notice from such customer of such termination (setting forth the basis for such termination as being the result of such Anti-Assignment Provision) no later than 60 days following the Closing Date, and (C) such customer must not have otherwise experienced a Customer Event within the 14-month period following the Closing Date (any such Contract, an “AAC Contract”).

“Action” has the meaning set forth in Section 4(q).

“Adverse Assignment Consequences” means all damages and liability associated with the transfer to Buyer or Target of any Contract in connection with the Transactions (or the sub-assignment to Buyer or Target of any rights and obligations thereunder, including pursuant to Section 5(h)) including, but not limited to, the failure to obtain any necessary consents with respect to any Anti-Assignment Provision included in any Consent Required Contracts, any termination or renegotiation of any such Consent Required Contracts in connection therewith, the loss of revenue with respect to Consent Required Contracts for the longest applicable contract term, and other adverse business consequences associated with the transfer of any Contracts to Buyer or Target in connection with the Transactions. For purposes of clarification, Adverse Assignment Consequences do not include any claims of breach or violation of the terms of such contracts with respect to events occurring prior to the Closing, which are a Retained Liability.

“Accounting Firm” has the meaning set forth in Section 2(e)(iv).

“Affiliate” means, with respect to any particular Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, or any Person who is an immediate family member whether by blood or by marriage of any such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors or the equivalent of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Cap” has the meaning set forth in Section 6(d)(iii).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation” has the meaning set forth in Section 5(b)(i).

“Ancillary Agreements” means the Escrow Agreement, Contribution Agreement, Transition Services Agreement, License Agreement and the Estoppel Agreements, and the other agreements and documents delivered pursuant to the terms of this Agreement.

“Anti-Assignment Breach Claim” has the meaning set forth in Section 6(j)(iii).

“Applicable Business Employees” means the employees of the Target identified on Schedule 4(s)(i).

“Applicable Losses” has the meaning set forth in Section 6(j)(iii).

“Applicable Shared Contracts Business Records” has the meaning set forth in Section 5(i)(i).

“Assumed Contracts” means all Contracts assigned by Seller to Target in connection with the Restructuring as set forth on Schedule 1.2.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday, or (b) a day on which commercial banks in Delaware are authorized or required to be closed.

“Business Proprietary Rights” means all Intangible Assets (i) owned or licensed by Target; or (ii) owned or licensed by Seller and used in connection with the Business, along with all rights to royalty payments and all income, royalties, damages and payments due or payable with respect thereto, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 6(b).

“Cap” has the meaning set forth in Section 6(d)(ii).

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, is or would be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on the balance sheet of such lessee in respect of such Capital Lease.

“Closing” has the meaning set forth in Section 2(c).

“Closing Date” has the meaning set forth in the first paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to a particular Code section shall be interpreted to include any revisions of or successor to that section regardless of how numbered or classified.

“Community Survey” means any survey conducted by Target or Seller prior to the Restructuring as part of the Business (or substantially similar survey) as of the Effective Time of the feedback, opinions, perceptions, and purchase behaviors of consumers residing in a healthcare provider’s primary or secondary service areas.

“Company Employee” has the meaning set forth in Section 4(r)(i).

“Company Plans” has the meaning set forth in Section 4(r)(i).

“Competing Business” has the meaning set forth in Section 5(c)(ii).

“Competitor” means any Person that engages in a Competing Business.

“Confidential Information” has the meaning set forth in Section 5(d).

“Consent” means any approval, consent, authorization, ratification, waiver or order of, notice to or registration or filing with, or any other action by or required by, any Governmental Entity or other Person required in connection with the Transactions.

“Contracts” means contracts, leases, licenses, indentures and other agreements or legally binding understandings, commitments or arrangements, whether written or oral, Related to the Business, to which Seller is a party, whether in a specific master services agreement, addendum, statement of work, order form, change order, purchaser order or project specification.

“Controlled Group” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code).

“Customer Event” means any event from and after the Closing where a customer of the Business as of the Closing (i) become a new customer of Buyer or its Affiliates, or (ii) contracted with Buyer or its Affiliates for products and services that are the same as or substantially similar to those offered by the Business prior to Closing.

“Deductible” has the meaning set forth in Section 6(d)(i).

“Disclosure Schedules” has the meaning set forth in Section 3(a).

“Draft Closing Statement” has the meaning set forth in Section 2(e)(ii).

“Effective Time” has the meaning set forth in Section 2(c).

“Employee Benefit Plan” has the meaning set forth in Section 4(r)(i).

“Employee Survey” means any survey conducted by Seller prior to the Restructuring or Target as part of the Business (or substantially similar survey) as of the Effective Time of the satisfaction, engagement or loyalty of any person employed by a healthcare provider or similar customer.

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, Laws, rules, orders, judgments, decrees, ordinances and other legally binding requirements concerning public health and safety, worker health and safety, pollution, or protection of the environment or natural resources, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement of even date herewith, by and among Escrow Agent, Buyer, and Seller, in the form of Exhibit A attached to this Agreement.

“Escrow Amount” has the meaning set forth in Section 2(b)(i).

“Escrow Fund” is the amount held by the Escrow Agent pursuant to the terms of the Escrow Agreement, which amount is originally equal to the Escrow Amount.

“Estimated Closing Statement” has the meaning set forth in Section 2(e)(i).

“Estimated Working Capital” has the meaning set forth in Section 2(e)(i).

“Estimated Working Capital Adjustment” means the amount by which the Working Capital set forth on the Estimated Closing Statement is greater (or less) than the Targeted Working Capital (and if less than the Targeted Working Capital, then the Estimated Working Capital Adjustment shall be expressed as a negative amount for purposes of calculating the Purchase Price).

“Estoppel Agreements” means (x) the Tennessee Estoppel Certificate, and (y) the Maryland Estoppel Certificate.

“Final Closing Statement” has the meaning set forth in Section 2(f).

“Financial Statements” has the meaning set forth in Section 4(h).

“Fraud” has the meaning set forth in the Contribution Agreement.

“Fundamental Representations” has the meaning set forth in Section 6(a)(i).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” has the meaning set forth in Section 4(d).

“Hazardous Materials” means all wastes, pollutants, contaminants and hazardous, dangerous or toxic materials or substances, including petroleum and petroleum products, asbestos and asbestos- containing materials, mold, polychlorinated biphenyls, urea-formaldehyde insulation, radon and any other material or substance that could result in liability under any Environmental, Health, and Safety Requirements.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), including the implementing regulations contained in 45 CFR Parts 160, 162, and 164.

“HIPAA and Other Privacy Laws” shall mean (a) HIPAA; and (b) any other Law regulating the privacy, security or the processing, collection, maintenance, disclosure, handling, or use of Personal Information, including but not limited to Protected Health Information, in any applicable jurisdictions.

“Indebtedness” means any of the following indebtedness of Target immediately prior to the Closing: (a) the principal of and accrued interest, including all fees and obligations thereunder (including any prepayment or termination penalties, premiums or fees arising or which will arise out of the prepayment thereof prior to its maturity and termination) of any (i) indebtedness for borrowed money; (ii) liabilities evidenced by bonds, debentures, notes, convertible notes, or other similar instruments or debt securities; (iii) liabilities under or in connection with drawn letters of credit or bankers’ acceptances or similar items; (iv) liabilities of Target to Seller or any Affiliate thereof (excluding, for purposes of clarification, any such liabilities arising pursuant to this Agreement or any Ancillary Agreement); (b) any deferred purchase price liabilities, earn-out obligations or non-compete payments related to past acquisitions, mergers or divestitures; (c) Capital Lease Obligations; (d) liabilities with respect to unfunded pension obligations or similar post-employment plan obligations; (e) all long-term deferred revenue, and (f) all obligations of a type referred to in clauses (a) through (e) above for which Target is liable, including any such obligations directly or indirectly guaranteed by Target. Notwithstanding anything contained herein to the contrary, Indebtedness shall specifically exclude (y) all accounts payable, accrued expenses, deferred revenue and other current liabilities, in any such case to the extent included in the calculation of Working Capital in the Final Closing Statement, and (z) all Retained Liabilities. In the interest of clarity, Buyer’s obligations under Section 5(f) hereof shall not be Indebtedness.

“Indemnified Party” has the meaning set forth in Section 6(d)(v).

“Indemnifying Party” has the meaning set forth in Section 6(d)(v).

“Intangible Assets” means all United States or foreign intellectual property or intangible assets, including software (including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation), software licenses, trade secrets, know-how, operating methods and procedures, proprietary information, discoveries, inventions, technology, processes, technical knowledge, formulae, advertising formats, logos, databases, data, data collections, in whole or in part, designs, trademarks, trade designations, service marks, trade names, domain names, works of authorship, patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Entity-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models), copyrights, together with any, applications, registrations, and extensions for any of the foregoing, advertising and promotional rights, franchise rights, customer lists, email accounts, web pages, and related rights, and all goodwill in the foregoing.

“IRS” means the Internal Revenue Service and any successor agency thereto.

“Knowledge of Target” means with respect to a particular fact or other matter, the actual knowledge, after reasonable inquiry, of such fact or matter on the part of Robert A. Frist, Jr., Jeffrey S. Doster, Gerard M. Hayden, Jr., J. Edward Pearson, Michael Sousa, and Michael Collier; provided, however, that it is understood and agreed that the individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the Transactions contemplated hereby by virtue of being named in this definition.

“Law” has the meaning set forth in Section 4(k).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in Target’s business.

“Leases” has the meaning set forth in Section 4(m)(ii).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than Permitted Liens.

“Losses” or “Loss” means all debts, obligations, damages (excluding diminution of value, incidental, consequential, and punitive damages, other than (a) to the extent paid or awarded to a third party in connection with a Third Party Claim or proceeding, (b) in the case of incidental or consequential damages, to the extent such damages are the direct and reasonably foreseeable consequence of the relevant breach and are not occasioned by special circumstances relating to the party suffering such damage or loss, or (c) in the case of diminution of value, to the extent such damages are incurred in connection with a breach of Section 5(c) (Covenant Not to Compete)), dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, including without limitation amounts incurred in connection with any claim, inquiry, investigation, or suit. In no event shall “Losses” be calculated based on any multiple of lost earnings or other similar methodology used to value the equity of Target or any other Person.

“Material Adverse Effect” means a material adverse effect or change on operations, financial condition or results of operations of the Business, taken as a whole, or the ability of Seller to perform its obligations under this Agreement or any Ancillary Agreements, provided that Material Adverse Effect shall not include compliance by Seller with the terms of, or taking any action contemplated by this Agreement or any Ancillary Agreement.

“Material Contract” has the meaning set forth in Section 4(o).

“Mini-Basket” has the meaning set forth in Section 6(d)(i).

“Net Purchase Price” means an amount equal to (a) the Purchase Price, less (b) the Escrow Amount.

“Net Tax Benefit” has the meaning set forth in Section 6(i).

“Non-Compete Period” has the meaning set forth in Section 5(c)(i).

“Objection Notice” has the meaning set forth in Section 2(e)(ii).

“Ordinary Course of Business” means the ordinary course of Target’s Business consistent with Target’s and the Business’ customary and past practices prior to the Effective Time.

“Party” and “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Patient Survey” means any survey conducted by Target or Seller prior to the Restructuring as part of the Business (or substantially similar survey) as of the Effective Time, including but not limited to HCAHPS, CG-CAHPS, HH-CAHPS, or any custom patient survey developed for a customer of Seller, of any patient of a healthcare provider or similar customer regarding such patient’s experience, perception, or satisfaction with his or her healthcare provider and the care received from such healthcare provider, regardless of whether through inpatient or outpatient treatment.

“Permits” means licenses, certificates, permits, franchises, approvals, registrations, filings, rights and other authorizations obtained, or required to be obtained, in connection with the ownership or operation of the Business from a Governmental Entity.

“Permitted Liens” means (i) Liens created by Buyer, (ii) Liens imposed by Law, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iv) Liens for Taxes that are not due and payable, (v) pledges or deposits to secure obligations under workers’ compensation laws, (vi) any landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s or similar Liens, (vii) covenants, restrictions, conditions, easements, rights of way, zoning ordinances and other similar liens affecting Company Leased Real Property, and (viii) any Liens set forth on Schedule 1.2.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or Governmental Entity.

“Personal Information” means personal information that identifies a specific natural person and is regulated by Law, including without limitation, payment card data that identifies a specific natural person.

“Physician Survey” means any survey conducted by Target or Seller prior to the Restructuring as part of the Business (or substantially similar survey) as of the Effective Time of the satisfaction, engagement or loyalty of any physician associated with a healthcare provider or similar customer.

“Plaintiff Customer” has the meaning set forth in Section 6(j)(iii).

“Potential Contributor” has the meaning set forth in Section 6(d)(x).

“Protected Health Information” has the meaning set forth in HIPAA, 45 C.F.R. §160.103.

“Purchase Price” means an amount equal to (a) $65,500,000, plus (b) the Estimated Working Capital Adjustment (which may be positive or negative), as set forth on the Estimated Closing Statement. The Purchase Price shall be subject to adjustment after the Closing as expressly set forth in this Agreement.

“R&W Policy” means the representations and warranties insurance policy that is being bound as of the date hereof, and which is attached to this Agreement as Exhibit C.

“Released Claims” has the meaning set forth in Section 5(e).

“Released Party” has the meaning set forth in Section 5(e).

“Releasors” has the meaning set forth in Section 5(e).

“Retained Liabilities” shall have the meaning set forth in the Contribution Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 6(c).

“Shared Contracts” means (i) the master services agreements or other agreements relating to both the Business and Seller’s businesses, as listed on Schedule 5(h), and (ii) all statements of work, order forms, purchase orders, other agreements or purchaser specifications with respect to such master services agreements that relate to the Business.

“Shared Contracts Business Records” has the meaning set forth in Section 5(i).

“Shared Contracts Non-Business Business Records” has the meaning set forth in Section 5(i).

“Surveys” means Patient Surveys, Employee Surveys, Physician Surveys, and Community Surveys.

“Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount (i) of all “liabilities of such Person, contingent or otherwise,” as of such date and (ii) that will be required to pay the probable liabilities of such Person on its indebtedness as its indebtedness becomes absolute and matured, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (c) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, (A) “indebtedness” means a liability in connection with another Person’s (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and (B) each of the phrases “will not have, as of such date, an unreasonably small amount of capital with which to conduct its business” and “able to pay its indebtedness as it matures” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet such obligations as they become due.

“Subsidiary” of any Person means, with respect to that Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target” has the meaning set forth in the first paragraph of this Agreement.

“Target Interests” means the outstanding membership interests, both voting and nonvoting, of Target.

“Targeted Working Capital” means an amount equal to negative Five Hundred Thirteen Thousand Dollars (-$513,000).

“Tax” or “Taxes” means, with respect to any Person, (a) all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, assessments, levy or other governmental charge including ad valorem, alternative or add-on minimum, built-in-gains, capital, capital stock, customs and import duties, disability, documentary stamp, employment, environmental (including taxes under Section 59A of the Code), estimated, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal premium, property, production, profits, property, real property, recording, registration, rent, sales, severance, social security, stamp, transfer, transfer gains, unclaimed property, unemployment, use, value added, windfall profits, and withholding or other tax of any kind whatsoever, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties; (b) liability of any Person for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any “affiliated group” (as that term is defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group under any similar provision of foreign, state or local law (or being included in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee or successor of any Person or as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to, filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Third-Party Claim” has the meaning set forth in Section 6(e)(i).

“Transactions” means the transactions described in or contemplated by this Agreement, including the Restructuring and the sale of Target Interests pursuant to the terms of this Agreement.

“Transaction Expenses” means the transaction expenses of Target and (to the extent payable by Target) Seller incurred in connection with this Agreement and the Transactions, including (i) any unpaid fees, commissions, costs, and expenses of Seller’s or Target’s counsel, accountants, financial advisors, consulting and other experts incident to the negotiation and preparation of this Agreement and the consummation of the transactions described in this Agreement, (ii) any transaction bonuses to be paid by Seller or Target immediately prior to or in connection with the Closing, including any Taxes imposed on Seller or Target with respect to such bonuses, (iii) any unpaid bonus amounts incurred by Seller or Target to any employee, whether accrued or unaccrued, existing as of Closing, including any Taxes imposed on Target with respect to such bonuses, except to the extent included in the Final Closing Statement of Working Capital Adjustment, and (iv) the premium, any deposit, and reimbursement for costs, in any such case, payable to any insurer or broker in connection with obtaining the R&W Policy.

“Transition Services Agreement” means the Transition Services Agreement between Buyer, Target and Seller, in the form set forth in Exhibit D hereto.

“Transfer Taxes” has the meaning set forth in Section 5(b)(ii).

“Transfer Tax Returns” has the meaning set forth in Section 5(b)(ii).

“Working Capital” means (a) all current assets of Target (other than (i) cash, (ii) any current assets representing Transaction Expenses, and (iii) Tax assets, including income tax assets, deferred Tax assets and prepaid Taxes) minus (b) all current liabilities of Target (other than (i) Indebtedness, including without limitation the current portion thereof, (ii) any liabilities of Target to pay the Transaction Expenses, (iii) all Tax liabilities (other than (x) Accrued Payroll Taxes (as defined in the Contribution Agreement), and (y) Ad Valorem Taxes (as defined in the Contribution Agreement which Accrued Payroll Taxes and Ad Valorem Taxes will be included as a current liability, provided further that Accrued Payroll Taxes will not be included as a current liability to the extent related to bonus and commission payments included as a current liability)), (iv) the 2017 Bonus Plan Liability and the Specified Bonus Liability, (v) the 401(k) employer match payable with respect to the Applicable Business Employees and (vi) any accrual with respect to the 2018 annual bonus plan of Seller, determined as of the Effective Time and calculated in a manner consistent with the Applicable Accounting Procedures as set forth on Exhibit E. In addition, notwithstanding anything contained herein to the contrary, the Payroll Payment will be included and taken into account in connection with the calculation of Working Capital. Exhibit F sets forth for illustrative purposes an example calculation of Working Capital as of December 31, 2017 utilizing the Applicable Accounting Procedures.

“Working Capital Adjustment” has the meaning set forth in Section 2(e)(v).

Section 2.    Purchase and Sale of Target Interests.

(a)    Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all the Target Interests held by Seller for the consideration specified in this Section 2.

(b)    Closing Payments. At the Closing, Buyer shall (i) deposit into escrow with the Escrow Agent, Six Million Five Hundred Fifty Thousand Dollars ($6,550,000) (the “Escrow Amount”) and (ii) pay to Seller (via wire transfer pursuant to the wiring instructions set forth on Exhibit G) the Net Purchase Price.

(c)    Closing. The closing of the Transactions (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement. To the maximum extent permitted by any applicable Law, for Tax, accounting and other computational purposes, the effective time of Closing will be deemed to have occurred as of 11:59:30 p.m. (central time) on the day of Closing (the “Effective Time”).

(d)    Closing Deliveries.

(i)    By Seller. Seller shall have previously delivered or caused to be delivered or contemporaneously with Closing is delivering to Buyer the following:

(A)    the resignations, effective as of the Closing, of each of the officers of Target;

(B)    the Escrow Agreement, duly executed by Seller;

(C)    the Transition Services Agreement, duly executed by Seller and Target;

(D)    (x) an estoppel certificate in the form attached hereto as Exhibit B-1, duly executed by BNA Highland Ridge, LLC (the “Tennessee Estoppel Certificate”), and (y) an estoppel certificate in the form attached hereto as Exhibit B-2, duly executed by AGS Borrower Lake View, LLC (the “Maryland Estoppel Certificate”);

(E)    certificates of the Secretary of State of Delaware and Tennessee, respectively, as to the good standing of Target and Seller as of the most recent practicable date;

(F)    a certificate of an authorized officer of Seller dated as of the Closing Date and signed by the authorized officer of Seller, in the form reasonably satisfactory to Buyer, certifying to (i) the accuracy of copies of the certificate of incorporation and bylaws of Seller, as amended to date, attached thereto, (ii) the adoption of attached resolutions of Seller authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein and authorizing and ratifying the acts of Seller’s directors, officers and employees in carrying out the terms and provisions hereof and thereof, and (iii) the incumbency of the officers of Seller executing this Agreement and any document required in connection with the Closing;

(G)    assignments and membership interest powers, in form and substance reasonably acceptable to Buyer, duly executed by Seller to transfer the Target Interests to Buyer;

(H)    a certificate of an authorized officer of Target dated as of the Closing Date and signed by the authorized officer of Target, in the form reasonably satisfactory to Buyer, certifying to the accuracy of copies of the certificate of formation and limited liability company agreement of Target, as amended to date, attached thereto;

(I)    true, correct and complete copies of all fully-executed documents evidencing the Restructuring;

(J)    a certificate as to the non-foreign status of Seller in form and substance as required by Section 1.1445-2(b)(2) of the Regulations;

(K)    a sublease in the form attached hereto as Exhibit J, duly executed by Seller and Target;

(L)    a content license agreement in the form attached hereto as Exhibit K (the “Content License Agreement”), duly executed by Seller and Target;

(M)    an assignment and assumption of lease agreement in a form acceptable to Seller for each Real Property Lease (each, a “Lease Assignment”, and, collectively, the “Lease Assignments”), duly executed by the applicable landlord, Seller and Target; and

(N)    such other documents or instruments as described in this Agreement for delivery by Target or Seller or that Buyer otherwise reasonably requests and as are reasonably necessary to effect the Transactions.

(ii)    By Buyer. Buyer has previously delivered or contemporaneously with Closing is delivering to Seller or Escrow Agent, as applicable, the following:

(A)    the Escrow Agreement, duly executed by Buyer;

(B)    the Transition Services Agreement, duly executed by Buyer;

(C)    a certificate of the Secretary of State of Indiana as to the good standing of Buyer as of the most recent practicable date;

(D)    a certificate of an authorized officer of Buyer dated as of the Closing Date and signed by the authorized officer of Buyer, in the form reasonably satisfactory to Seller, certifying to (i) the accuracy of copies of the articles of incorporation and bylaws of Buyer, as amended to date, attached thereto, (ii) the adoption of attached resolutions of Buyer authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein and authorizing and ratifying the acts of Buyer’s directors, officers and employees in carrying out the terms and provisions hereof and thereof, and (iii) the incumbency of the directors and officers, as applicable, executing this Agreement and any document required in connection with the Closing;

(E)    payment in cash by wire transfer of immediately available funds of the payments set forth in Section 2(b) of this Agreement; and

(F)    such other documents or instruments as described in this Agreement for delivery by Buyer or that Seller otherwise reasonably request and as are reasonably necessary to effect the Transactions.

(e)    Purchase Price Adjustment.

(i)    Attached as Schedule 2(e) is a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of Working Capital (the “Estimated Working Capital”) as of the Effective Time, which amounts shall be used to determine the calculation of the Purchase Price, Net Purchase Price and payments to be made pursuant to Section 2(b) at the Closing.

(ii)    As promptly as practicable, but in any event within 75 days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a draft statement

(the “Draft Closing Statement”), setting forth Buyer’s determination of Working Capital with the same (or greater) level of detail as set forth in the Estimated Closing Statement. Seller shall cooperate with Buyer and provide whatever information or documentation in Seller’s possession, custody or control and where applicable (if at all) such access to its personnel, during normal business hours and in a manner that does not materially disrupt Seller’s business, in each case that is reasonably requested by Buyer in order to prepare the Draft Closing Statement or to participate in the dispute resolution process set forth in this Section 2(e).

(iii)    Buyer shall, and shall cause Target to, provide whatever information or documentation in the possession, custody or control of Buyer and/or Target and such access to their personnel, during normal business hours and in a manner that does not disrupt Buyer’s business, in each case that is reasonably requested by Seller in order to enable Seller to confirm or dispute the accuracy of the information set forth on the Draft Closing Statement following the delivery thereof to Seller or to participate in the dispute resolution process set forth in this Section 2(e). If Seller disagrees with the computation of Working Capital reflected on the Draft Closing Statement, then Seller may, within 30 days after receipt of the Draft Closing Statement, deliver a written notice (an “Objection Notice”) to Buyer setting forth Seller’s calculation of such items. The Objection Notice shall state in reasonable detail (to the extent then known by Seller) Seller’s disagreement with the information set forth on the Draft Closing Statement and the basis therefor. If an Objection Notice is not delivered within such 30-day time period, then the amount of Working Capital set forth in the Draft Closing Statement shall be conclusive and binding upon the Parties. If an Objection Notice is delivered and it does not object to one or more of the amount of Working Capital, as set forth on the Draft Closing Statement, then the item(s) for which no objection as made (except to the extent otherwise arising out of the items in dispute between the Parties) shall be conclusive and binding upon the Parties.

(iv)    If an Objection Notice is delivered within such 30-day time period, Buyer and Seller shall, during the 20 Business Days following the receipt by Buyer of such notice, use their reasonable efforts to reach agreement on the disputed items or amounts, but if they do not obtain a final resolution within such 20-day period, then Buyer and Seller will jointly retain Grant Thornton LLP (unless another accounting firm is mutually agreed to in writing between Buyer and Seller prior to such time) (the “Accounting Firm”), to resolve any remaining disagreements. Buyer and Seller shall direct the Accounting Firm to render a determination within 30 Business Days of its retention and the Parties and their respective employees shall cooperate with the Accounting Firm during its engagement. The Accounting Firm shall consider only those items in dispute. The Accounting Firm’s determination shall (A) be based on the definitions of Working Capital and related terms set forth in this Agreement, and (B) be conclusive and binding upon the Parties. The Accounting Firm’s determination of the matters raised in the applicable Objection Notice cannot be more favorable to Buyer than the related amount reflected in the Draft Closing Statement nor more favorable to Seller than the related amount reflected in the applicable Objection Notice. The fees and expenses of the Accounting Firm will be allocated between Buyer and Seller, based upon the percentage which the portion of the matters raised in the applicable Objection Notice not awarded to such party bears to the amount actually contested by such party. For example, if Seller claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by Buyer and if the Accounting Firm ultimately resolves such matters by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., $300 ÷ $1,000) to Buyer and 70% (i.e., $700 ÷ $1,000) to Seller.

(v)    The final determination of Working Capital pursuant to this Section 2(e) (the “Working Capital Adjustment”) is not intended to be used to adjust for any breaches of representations and warranties set forth in this Agreement with respect to the Financial Statements, for which the indemnification provisions set forth in Section 6(b) shall be the sole and exclusive remedy (except in the case of Fraud).

(f)    Adjustments to Purchase Price. Upon the final determination of the Working Capital pursuant to Section 2(e) (the “Final Closing Statement”), the Purchase Price shall be subject to adjustment as follows: If the Working Capital reflected in the Final Closing Statement exceeds the Working Capital set forth on the Estimated Closing Statement, then the Purchase Price shall be increased by such excess, or if the Working Capital reflected in the Final Closing Statement is less than the Working Capital set forth on the Estimated Closing Statement, then the Purchase Price shall be decreased by such shortfall.

(g)    Payment of Purchase Price Adjustment.

(i)    If the aggregate net adjustments to the Purchase Price described in Section 2(f) result in a net increase in the Purchase Price, then within five (5) Business Days after the final determination of Working Capital as set forth in Section 2(f) above, Buyer shall deliver to Seller an amount equal to such net increase in Purchase Price.

(ii)    If the aggregate net adjustments to the Purchase Price described in Section 2(f) result in a net decrease in the Purchase Price, then within five (5) Business Days after the final determination of Working Capital as set forth in Section 2(f) above, Seller shall deliver to Buyer (or its designee, which may be Target) an amount equal to such net decrease in Purchase Price.

(iii)    Any amounts payable pursuant to this Section 2(g) shall be paid by wire transfer of immediately available funds to (A) the account designated for Seller on Exhibit G, with respect to payments owed to Seller, or (B) the account designated for Buyer (or Buyer’s designee), with respect to payments owed to Buyer.

(h)    Withholding Rights. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable by Buyer (or, for any period after the Closing Date, by Target) pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable U.S. federal, state, local or foreign Tax Law; provided, however, Buyer shall promptly notify Seller if Buyer determines that any such deduction or withholding may be required. To the extent that amounts are so withheld by Buyer, such withheld amounts (i) shall be remitted promptly by Buyer to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to Seller or such other applicable/appropriate Persons pursuant to this Agreement in respect of which such deduction and withholding was made by Buyer.

Section 3.    Representations and Warranties Concerning Transaction.

(a)    Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows, except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof (and, together with Target’s disclosure schedules, the “Disclosure Schedules”).

(i)    Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (B) the availability of injunctive relief and other equitable remedies. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(ii)    Non-Contravention. Neither the execution and delivery of this Agreement or the Ancillary Agreements contemplated hereby, nor the consummation of the Transactions, will (A) violate any Law to which Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject, or (C) results in the imposition or creation of a Lien upon or with respect to the Target Interests, except where any such violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not be reasonably expected, individually or in the aggregate, to interfere in any material respect with the conduct of the Business or otherwise be material to Target. Except as set forth on Schedule 3(a)(ii), Seller need not give any notice to or make any filing with any Person or obtain Consent in order to consummate the Transactions that has not been given or obtained, except where the failure to give notice, to file, or to obtain any Consent would not be reasonably expected, individually or in the aggregate, to interfere in any material respect with the conduct of the Business or otherwise be material to Target.

(iii)    Brokers’ Fees. Other than fees, costs and expenses set forth in Schedule 3(a)(iii), Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to any of the Transactions.

(iv)    Target Interests. Seller holds of record and owns beneficially all of the Target Interests, free and clear of (other than this Agreement) any restrictions on transfer (other than the Securities Act and state securities Laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, which Target Interests represent all of the issued and outstanding membership interests of Target (and all rights to the Target Interests). Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any Target Interests. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interest of Target. At the Closing, Buyer will acquire good and valid title to all of the Target Interests, free and clear of all Liens (other than transfer restrictions imposed by the Securities Act and state securities laws). Seller has no outstanding rights to acquire additional membership interests in Target.

(v)    Certain Business Relationships with Target. Except as set forth on Schedule 3(a)(v) and with respect to the Shared Contracts, Seller is not party to any Contract with Target and has not been involved in any business arrangement or relationship with Target within the past three (3) years other than in connection with the Restructuring. Except as set forth on Schedule 3(a)(v) and other than the Shared Contracts, and together with the rights and other benefits set forth in the Content License Agreement and the Transition Services Agreement, after giving effect to the Restructuring, Seller does not own any asset, tangible or intangible, that is used or held for use in the operation of the Business.

(vi)    Restructuring. Neither Seller nor any of Seller’s Affiliates have contributed to Target any Retained Liabilities and Target is free from any of Seller’s or Seller’s Affiliates’ Retained Liabilities. The Restructuring has been consummated, and all documents evidencing the Restructuring provided to Buyer are true, correct and complete.

(b)    Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement.

(i)    Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation).

(ii)    Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (B) the availability of injunctive relief and other equitable remedies. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii)    Non-Contravention. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the Transactions by Buyer, will (A) violate any Law to which Buyer is subject or any provision of its charter, operating agreement, limited liability company agreement or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer need not give any notice to or make any filing with any Person or obtain any Consent in order to consummate the Transactions.

(iv)    Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to any of the Transactions.

(v)    Investment. Buyer acknowledges that the Target Interests are not registered under the Securities Act, or registered or qualified for sale under any state securities Laws and cannot be resold without registration thereunder or exemption therefrom. Buyer is an “accredited investor”, as such term is defined in Regulation D of the Securities Act, and is not acquiring the Target Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Target Interests and has the ability to bear the economic risk of this investment for an indefinite period of time.

(vi)    Disclaimer. Buyer represents, warrants, covenants and agrees, on behalf of itself and its Affiliates, that, other than the representations and warranties contained herein or in the Ancillary Agreements, no representation or warranty has been or is being made, whether directly or indirectly, by Seller or any other Person as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its representatives, including the accuracy or completeness of any information contained in any data room, management presentation, due diligence call, meeting or discussion, estimate, projection or forecast or similar materials. Buyer also acknowledges and agrees that neither it nor any other Person has relied or will rely on any information (including the information described above) except to the extent any such information is expressly included herein or in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit or prohibit any claim by Buyer for Fraud.

(vii)    Sufficient Funds. Buyer has sufficient funds available to pay all amounts required to be paid pursuant to Section 2(b).

(viii)    Solvency. Assuming (A) Target is Solvent immediately prior to the Closing, and (B) the accuracy of the representations and warranties of Seller set forth in Section 3(a) and Section 4 hereof, then immediately after giving effect to the Closing, Buyer and Target will be Solvent.

Section 4.    Representations and Warranties Concerning Target. Seller represents and warranties to Buyer as follows, except as set forth in the Disclosure Schedules.

(a)    Organization, Qualification and Power. Target is a duly organized limited liability company, validly existing and in good standing (or the equivalent) under the Laws of the jurisdiction of its formation. Immediately prior to giving effect to the Restructuring, Seller and its Affiliates are duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required in connection with the operation of the Business, except where the lack of such qualification has not had or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Target has full limited liability company power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Target is member-managed by Seller, as Target’s sole member and Target has no managers or directors. Schedule (4)(a) lists the officers of Target.

(b)    Reserved.

(c)    Capitalization. The entire authorized membership interests of Target consist of 100 Target Interests, all of which are issued and outstanding. All of the issued and outstanding Target Interests have been duly authorized and are validly issued. Seller owns all of the Target Interests and, except as otherwise provided under this Agreement, has no obligation to make further payments or contributions on account of its acquisition or ownership of the Target Interests. Except for the Target Interests and except for this Agreement, there are no (i) outstanding or authorized membership interests or other equity or voting securities of Target, options (and any units reserved for issuance upon the exercise thereof), warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its membership interest units (or equity interests) or securities convertible, exercisable for or exchangeable into membership interest or equity or voting interests, and (ii) outstanding or authorized equity appreciation, phantom units, profit participation, or similar equity-based rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, transfer or other rights of the membership interests of Target. At the Closing, Buyer will acquire good and valid title to all of the Target Interests in each case free and clear of all Liens (other than transfer restrictions imposed by the Securities Act and state securities laws).

(d)    Non-Contravention. Except as set forth in Schedule 4(d), neither the execution and delivery of this Agreement, nor the consummation of the Transactions by Target, will (i) violate any regulation, order, injunction, judgment, decree, ruling, or other restriction of any arbitrator, federal, state, local or foreign government (or any department, agency, or political subdivision thereof) or court (“Governmental Entity”) to which Target or any of its assets, rights or properties is subject, (ii) violate any constitution, statute, regulation or rule of any Governmental Entity applicable to Target, (iii) violate any provision of the certificate of formation, articles of organization, operating agreement, limited liability company agreement or other governing documents of Target or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any Permit applicable to Target or Material Contract (or result in the imposition of any Lien upon any of Target’s assets), except where any such violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not be reasonably expected, individually or in the aggregate, to interfere in any material respect with the conduct of the Business or otherwise be material to Target. Except as set forth in Schedule 4(d), Target is not required to give any notice to or make any filing with any Person or obtain any Consent in order for the Parties to consummate the Transactions, except where the failure to give notice, to file, or to obtain any Consent would not be reasonably expected, individually or in the aggregate, to interfere in any material respect with the conduct of the Business or otherwise be material to Target.

(e)    Brokers’ Fees. Except as set forth in Schedule 4(e), Target does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to any of the Transactions.

(f)    Tangible Assets.

(i)    Target has good and valid title to, or a valid leasehold interest in, the material tangible assets used or held for use in the Business, free and clear of all Liens other than Permitted Liens, and all such assets are reflected on the 2017 Financial Statements, except for tangible properties and assets disposed of in the Ordinary Course of Business since the date of the 2017 Financial Statements, which is not in excess of $50,000 in the aggregate. In furtherance and not in limitation of the other representations and warranties herein, Target has good and valid title to the specific assets set forth on Schedule 4(f)(i), free and clear of all Liens other than Permitted Liens.

(ii)    The equipment and other tangible assets that Target owns and leases have been maintained in accordance with normal industry practice and are in reasonable operating condition and repair (subject to normal wear and tear). Except as set forth in Schedule 4(f)(ii), together with the rights and other benefits set forth in the Transition Services Agreement and the Content License Agreement, the tangible personal property currently owned or leased by Target, together with all other properties and assets of Target, (A) are sufficient for the continued conduct of Target’s Business immediately after the Closing in substantially the same manner as currently conducted, and (B) constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

(g)    Subsidiaries. Target does not own any Subsidiary or hold any equity interest in any Person.

(h)    Financial Statements. Attached to this Agreement as Exhibit H are the balance sheet and related statements of earnings of the Business as of the fiscal year ended December 31, 2016 (the “2016 Financial Statements”) and the fiscal year ended December 31, 2017 (the “2017 Financial Statements” and collectively, with the 2016 Financial Statements, the “Financial Statements”). The Financial Statements (i) were derived from the books and records of Seller, Target, and their Affiliates, (ii) except as described in Schedule 4(h), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except that the Financial Statements do not include footnotes) and (iii) present fairly, in all material respects, the financial condition of the Business as of such dates and the results of operations and cash flows of the Business for such period.

(i)    Undisclosed Liabilities. Target does not have any material liabilities or obligations of any kind, whether absolute, accrued, contingent or otherwise, except for (i) liabilities shown on the 2017 Financial Statements, (ii) liabilities which have arisen since the date of the 2017 Financial Statements in the Ordinary Course of Business, including but not limited to obligations to be performed under the terms of any Contract entered into in the Ordinary Course of Business (and not from breach of or default in performance of obligations under any such Contract), (iii) obligations and liabilities arising under the terms of Assumed Contracts and (to the extent related to the Business) Shared Contracts in accordance with the provisions thereof (and not from breach of or default in performance of obligations under any Assumed Contracts or Shared Contracts), (iv) obligations and liabilities arising under the Ancillary Agreements to which Target is a party and (v) liabilities set forth on Schedule 4(i).

(j)    Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 4(j), since December 31, 2017, the Business has been conducted in the Ordinary Course of Business and there has not been any occurrence, change, development or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date, except as set forth on Schedule 4(j):

(i)    Target has not abandoned or let lapse, sold, leased, transferred, or assigned any assets, leases, licenses, agreements or Intangible Assets, in any case that are material to Target or its business.

(ii)    Target has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business (except for this Agreement and the Restructuring).

(iii)    Target has not accelerated, terminated, made material modifications to, or canceled any Material Contract outside the Ordinary Course of Business.

(iv)    Target has not imposed any Lien upon any of its assets, tangible or intangible, or made any capital expenditures in excess of $50,000.

(v)    Except in connection with the Restructuring, Target has not issued, sold, or otherwise disposed of any of its equity interests, or granted any options, warrants, equity-based awards or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity interests.

(vi)    Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets or business.

(vii)    Target has not advanced any money or other property or made any loan to,

or entered into any other transaction with, any of its current or former directors, officers, employees, and Affiliates, other than cash advances for expenses reimbursable under Target’s reimbursement policies in the Ordinary Course of Business (and not to exceed $15,000 in the aggregate).

(viii)    Target has not entered into any employment or similar Contract or any collective bargaining agreement, or modified the terms of any existing such Contract or agreement.

(ix)    Target has not granted (or promised to grant) any increase in the compensation or fringe benefits of any of its current or former directors, officers, and employees, or adopted, amended, modified, or terminated any Employee Benefit Plan, other than as require by Law or any regularly scheduled increases in compensation or benefits granted in the Ordinary Course of Business.

(x)    Target has not made any change in accounting methods or practices or any change in depreciation or amortization policies or rates.

(xi)    Target has not agreed or committed to any of the foregoing.

(k)    Legal Compliance.

(i)    Target is in possession of all material Permits necessary to own, lease, maintain, and operate its properties and to carry on the Business as it is now being conducted. Except as set forth in Schedule 4(k), Target and, with respect to the Business, Seller complies, and during the last six (6) years, have complied in all material respects with all applicable Laws (including HIPAA and Other Privacy Laws) with respect to the Business. The Restructuring complied in all material respects with all applicable Laws. There are no material investigations, suits, claims, actions or proceedings against Target or Seller, or, the Knowledge of the Target, any contractors, by any Governmental Entity or applicable contracting party that is a customer or subcontractor of the Business alleging failure by Target or Seller to comply with any applicable Law, including (A) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, including the federal Anti-Kickback Statute, the Physician Self-Referral (Stark) Law, and the federal False Claims Act, (B) HIPAA and Other Privacy Laws, (C) the Americans with Disabilities Act, the Rehabilitation Act of 1973 (including Sections 504 and 508 thereof) and the Physician Payments Sunshine Act, or (D) United States federal or state laws pertaining to contracting with the government, in each case related to the Business. Except as set forth in Schedule 4(k), during the last six (6) years, neither Target nor Seller have received any notices or audit requests from the United States Department of Health and Human Services, its Office for Civil Rights or its Office of Inspector General, Department of Justice, Federal Trade Commission, or the Attorney General or any Governmental Entity of any state relating to any violations of HIPAA and Other Privacy Laws or other Laws related to the Business, and, to the Knowledge of Target, no events have occurred that would cause any such notices or audit requests to be forthcoming with respect to the Business.

(ii)    Except as set forth in Schedule 4(k), Target and, with respect to the Business, Seller, is and during the last six (6) years has been, in compliance in all material respects with all Laws with respect to the privacy, security, confidentiality, and protection of Personal Information, and, during the last six (6) years no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Target or (with respect to the Business) Seller alleging any failure so to comply. During the last six (6) years, Target and, with respect to the Business, Seller has not received any notices or audit requests from any Governmental Entity, including but not limited to, the United States Department of Health and Human Services, its Office for Civil Rights or its Office of Inspector General, Department of Justice, Federal Trade Commission, or the Attorney General or any Governmental Entity of any state relating to any violations of HIPAA and Other Privacy Laws or other Laws, and, to the Knowledge of Target, no events have occurred that would cause any such notices or audit requests to be forthcoming.

(iii)    Except as set forth in Schedule 4(k), neither Target nor, with respect to the Business, Seller has during the last six (6) years or since compliance has been required, whichever is shorter, and to the Knowledge of Target, their subcontractors have not, during the last six (6) years, since compliance has been required or since Target or Seller has contract with such subcontractor, whichever is shorter, (a) suffered any material breach of unsecured Protected Health Information (as defined in HIPAA), any material breach of security as defined by HIPAA and Other Privacy Laws, or any material security incident (as defined by HIPAA) or made any material inappropriate use or disclosures in violation of any contracts with its customers, nor (b) made any notification of such a breach (as defined by HIPAA), security incident (as defined by HIPAA), inappropriate use or disclosure, or failure to any Governmental Entity, covered entity (as defined by HIPAA) for whom Target or Seller serves as a business associate (as defined by HIPAA) pursuant to HIPAA and Other Privacy Laws. During the past six (6) years, Target and, with respect to the Business, Seller has mitigated and remediated and in all other necessary respects addressed incidents known to Target or Seller that have the potential to materially impact the security and/or integrity of use data and/or the contractual obligations of Target and Seller. Seller, with respect to the Business and to the extent required by HIPAA and Other Privacy Laws, has undertaken commercially reasonable surveys, audits, inventories, reviews, analyses, and/or assessments (including conducting a security risk analysis as required by 45 C.F.R. 164.308(a)(1)(ii)(A) on a regular basis during the past six (6) years and has provided training with respect to compliance with HIPAA and Other Privacy Laws to its workforce members as such term is defined under HIPAA. Where required by HIPAA and Other Privacy Laws, or contractual obligation of Target or with respect to the Business, Seller, during the past six (6) years, Target or Seller has entered into, and is in material compliance with, valid and binding agreements with each contractor that receives or processes Personal Information from, or on behalf of, Target or Seller or with entities from which Target or Seller creates, receives, maintains, or transmits Personal Information (including business associate agreements with each third party acting as a “covered entity” or as a “business associate” or “subcontractor” thereto as such terms are defined in HIPAA). during the last six (6) years or the period during which such business associate agreement was in effect, whichever is shorter, Target and, with respect to the Business, Seller has not materially breached any such business associate agreement or other data privacy covenant and, to the Knowledge of Target, no covered entity or subcontractor has materially breached any such business associate agreement with Target or Seller. During the past six (6) years, Target and, with respect to the Business, Seller has taken commercially reasonable steps, consistent with industry practice, and to the extent required by the HIPAA and Other Privacy Laws, to protect Personal Information against unauthorized access, use, modification, disclosure, or other misuse and requires all contractors that process Personal Information on their behalf to maintain reasonable and appropriate safeguards. During the last six (6) years, all uses and disclosures of Protected Health Information by Target and, with respect to the Business, Seller materially comply with HIPAA and Other Privacy Laws. During the last six (6) years, Target and, with respect to the Business, Seller has implemented and maintained commercially reasonable administrative, technical and physical safeguards to ensure that Personal Information is protected against loss, damage, and unauthorized access, acquisitions, use, disclosure, modification, or other misuse. During the last six (6) years, Target and, with respect to the Business, Seller has complied with all obligations to return or destroy Personal Information, including but not limited to obligations pursuant to business associate agreements. Target and, with respect to the Business, Seller (x) has maintained during the last six (6) years, and currently maintains, commercially reasonable plans, controls, policies, and procedures in material compliance with HIPAA and Other Privacy Laws (the “Privacy Policies and Procedures”), and (y) is compliant, and has complied during the last six (6) years, in all material respects with such Privacy Policies and Procedures and are currently conducting the Business in material compliance with Privacy Policies and Procedures currently in effect. During the last six (6) years, where required by HIPAA or Other Privacy Laws and its contracts with customers and subcontractors, Target and, with respect to the Business, Seller have provided all notices and received all consents, waivers or other authorizations necessary for their Processing of all Personal Information in connection with the Business as currently conducted. To the extent Target or (with respect to the Business) Seller has de-identified data as such term is defined under HIPAA during the last six (6) years, Seller or Target has obtained all rights necessary to undertake de-identification of such data, have de-identified such data in accordance with the requirements of HIPAA, and to the extent Seller or Target has used such de-identified data, Seller or Target has obtained all rights necessary for the use of such de-identified data.

(iv)    Target and, with respect to the Business, Seller are compliant in all material respects and are currently conducting the Business in compliance in all material respects with the requirements for administration of CAHPS programs. None of Target, Seller nor any of their respective officers, directors, managers or employees, and to the Knowledge of Target, no contractor, is listed on the Office of the Inspector General’s Excluded Individuals/Entities list prohibiting it, he or she from participating in any federal or state program, including Medicare or state healthcare programs for engaging in activities prohibited under 42 U.S.C. §§ 1320a-7 et seq. or any other Law. Target and, with respect to the Business, Seller periodically (no less often than quarterly) checks such Excluded Individual’s/Entities List for the categories for persons and entities named in this Section 4(k)(iv).

(v)    Target and, with respect to the Business, Seller is in material compliance with all of the material Permits by or which any of their respective assets or properties are bound or subject. During the last six (6) years, neither Target nor (with respect to the Business) Seller has received written notification or communication from any Governmental Entity that has not yet been fully resolved (including payment of any fine and compliance with a corrective action plan) (a) asserting that Target or Seller is not in material compliance with any Law or (b) threatening to revoke any material Permit owned or held by Target or Seller. There is no Action pending against Target or (in connection with the Business) Seller, or, to the Knowledge of Target, threatened that has resulted in or after notice or lapse of time or both could reasonably be expected to result in revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination, or cancellation of, or order of forfeiture or substantial fine with respect to any material Permits.

(vi)    Target and, with respect to the Business, Seller currently maintains and, during the last six (6) years, has maintained plans, controls, policies and procedures in material compliance with all applicable Laws, during the last six (6) years have complied in all material respects with such policies and procedures, and are currently conducting the Business in material compliance with all such policies and procedures. Where required by applicable Laws, Target and, with respect to the Business, Seller has during the last six (6) years, through executed current, legal, valid and binding agreements all of its contractors to comply with Laws applicable to such contractor in the context of such Contractor’s relationship with Target and Seller. Target and Seller have adopted a comprehensive Seller- and Business-wide compliance plan and have operated the Business at all times since such plan has been adopted or during the last six (6) years, whichever is shorter, in material compliance therewith.

(l)    Tax Matters. Except as set forth on Schedule 4(l):

(i)    Seller has timely filed all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Seller has paid all Taxes imposed on it or with respect to the Business, whether or not shown as owing on any Tax Return.

(ii)    Seller has properly withheld or collected and timely paid over to the appropriate Governmental Entity all material Taxes required to have been withheld or collected and paid over under applicable Tax Laws.

(iii)    There are no Liens for Taxes other than Permitted Liens upon Target Interests or upon any of the assets of Target.

(iv)    There is no inquiry, dispute or claim concerning any Tax liability of Seller that is related to the Business claimed or raised by any Governmental Entity in writing that is currently pending or threatened, and all Tax deficiencies or assessments asserted or made by a Governmental Entity against Seller that relate to the Business as a result of any examination of Sellers’ Tax Returns have been paid or fully settled. No written claim has been made by a Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to any Tax of such jurisdiction with respect to the Business.

(v)    Sellers have not granted any extension or waived any statute of limitations period applicable to any Tax Return or Tax, which period (after giving effect to such extension or waiver) has not yet expired.

(vi)    Target has not made payments or provided benefits, and is not obligated to make payments or provide benefits, and is not a party to a contract that could obligate it to make payments or provide benefits that will not be deductible under Section 162(m) or Section 280G of the Code.

(vii)    At all times since its formation, Target has been classified as an entity disregarded as separate from its owner, Seller, within the meaning of Treasury Regulation Sections 301.7701-2(c)(2)(i) and 301.7701-3(b)(1)(ii) for U.S. federal income tax purposes, and neither Seller nor Target nor any Person on behalf of either of them has made any election to have Target treated other than as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c)(2)(i) and 301.7701-3(b)(1)(ii).

(viii)    Target is not a party to any Tax allocation or Tax sharing agreement.

(m)    Real Property:

(i)    Target does not own, and has never owned, directly or indirectly, any real property or interests in real property.

(ii)    Schedule 4(m)(ii) sets forth the address of each parcel of Leased Real Property and the name, parties, dates and all amendments to each Lease (as defined below) related thereto. All written leases, subleases, concession agreements or other use or occupancy agreements pursuant to which Target leases, subleases or otherwise obtains occupancy rights from any other party to such Leased Real Property, including all amendments, renewals, extensions, modifications, supplements, guaranties or related documents to any of the foregoing or substitutions for any of the foregoing (collectively, the “Leases”), are valid and in full force and effect. Except as set forth on Schedule 4(m)(ii), Target has provided Buyer with true and complete copies of all of the Leases, each of which is a valid, enforceable and binding and obligation of Target and, to the Knowledge of Target, each counterparty thereto (in each case except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (B) the availability of injunctive relief and other equitable remedies). Target is not in default or breach (and has not taken or failed to take any action which, with or without the lapse of time or the giving of notice, or both, would constitute a default or breach) in any material respect under any Lease and in the last three years has not received any written notice pursuant to which any party to any of the Leases declared a default thereunder which remains uncured as of the date of this Agreement or provided notice of the exercise of any option granted to such party under such Lease. The leasehold interest granted to

Target under each such Lease is free of all Liens (excluding Liens on the Leased Real Property affecting the fee title to such property). At the expiration or termination of each such Lease, Target will not be required under the terms of such Lease to make any removals of improvement, alterations or appurtenances (existing on the Leased Real Property as of Closing) or make any restorations to the Leased Real Property. The Leased Real Property comprises all the real property currently used or intended to be used by Target in Target’s business.

(n)    Intellectual Property.

(i)    Schedule 4(n)(i)(1) lists all registrations or applications for patents, trademarks, copyrights, service marks and proprietary software, that are in each case (x) owned by Target or Seller and (y) are used by Target or Seller in the operation of the Business, specifying whether such assets are owned by Target or Seller, and also indicating which of such assets are registered by Target or Seller. All registrations and applications on such schedule are subsisting and unexpired and, to the Knowledge of Target, are valid and enforceable and not presently involved in any reexamination, opposition or other legal proceeding in which their scope, validity, ownership, right to use, or enforceability is being contested or challenged, in the United States or any foreign jurisdiction. All Persons who created or contributed to material Business Proprietary Rights owned by Target and included in the Contributed Intangible Assets (as defined in the Contribution Agreement) (“Target-Owned Intangible Assets”) have assigned to Target in writing all of their rights therein to the extent such rights did not vest automatically in Target by operation of Law, except as set forth on Schedule 4(n)(i)(2).

(ii)    Target exclusively owns, free and clear of all Liens, or otherwise has sufficient rights to use, all Business Proprietary Rights.

(iii)    Since January 1, 2014, neither Seller nor Target has received any written notice of any claim or dispute relating to Target-Owned Intangible Assets. Target and Seller have no Knowledge of facts or circumstances which would render any Target-Owned Intangible Assets invalid or unenforceable, and to the Knowledge of Target none of the Target-Owned Intangible Assets are subject to any outstanding injunction, judgment, order, decree, ruling or charge. Neither Target nor Seller has been named in any proceeding that is currently pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which involves a claim of infringement by Target or the Business of any patents, trademarks, trade names, service marks or copyrights of any third party.

(iv)    To the Knowledge of Target, (A) no third party is currently infringing upon or misappropriating any Target-Owned Intangible Assets, and (B) the conduct of the Business has not since January 1, 2014, and currently does not, infringe, violate, or misappropriate any patents, trademarks, trade names, service marks, copyrights or intellectual property of any other Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any applicable jurisdiction.

(v)    Target has taken commercially reasonable actions to protect and maintain the Target-Owned Intangible Assets and the confidentiality, security and operation of the software, systems and networks (and the data and transactions transmitted thereby) owned or controlled by Target and currently used in the Business, including from any unauthorized use or access by third parties, and, to the Knowledge of Target, there have been no material violations of the same of thereof within the last three (3) years. Except as set forth on Schedule 4(n)(v), no software owned by Target or products developed by Target or Seller with respect to the Business and currently being sold by Target or otherwise distributed by Target incorporate or are derived from any “open source” or similar software that would require Target to make any proprietary source code available to others or license its software to others on a royalty-free basis, and no Person possesses (or has any current or contingent right to possess or access), other than Target or Seller and their employees and independent contractors to whom source code has been provided for purposes of software maintenance and development on behalf of Target as works made for hire (and all of which employees and independent contractors are subject to appropriate written confidentiality Contracts prohibiting the unauthorized use and disclosure of such source code), any material proprietary source code used in the Business that constitutes a Target-Owned Intangible Asset. Neither Target, Seller nor any other Person authorized to act on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code included within the Target-Owned Intangible Assets, except for employees and independent contractors to whom source code has been provided for the purpose of software development on behalf of Target as works for hire. Since January 1, 2014, no event has occurred, and to the Knowledge of Target no circumstance or condition exists (that with or without the lapse of time, or both) (including this Agreement), that will, or would reasonably be expected to, result in the disclosure or delivery by Seller, Target or any Person acting on their behalf to any Person of any source code included in the Target-Owned Intangible Assets.

(vi)    Neither this Agreement nor the Transactions will result in (A) Target being bound by or subject to any exclusivity obligations or non-compete, or (B) Target being obligated under any of Target’s contracts or agreements for Business Proprietary Rights held by Target to pay any royalties or other amounts to any third Person in excess of those payable in the absence of this Agreement or the Transactions.

(vii)    Except as set forth on Schedule 4(n)(vii), together with the rights and benefits set forth under the Transition Services Agreement, after the Closing, all Business Proprietary Rights will be fully transferable, alienable, and licensable by Target, without restriction and without payment of any kind to any third Person. Target has not (A) transferred (or agreed to transfer) ownership of, or granted (or agreed to grant) any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use, any Target-Owned Intangible Assets or (B) permitted its rights in any material Target-Owned Intangible Assets to lapse or enter into the public domain.

(viii)    Except as set forth on Schedule 4(n)(viii) and with respect to the Business Proprietary Rights provided to Target under the Transition Services Agreement, immediately after the Closing, Target shall continue to own or have the right to use or receive the benefit of all Business Proprietary Rights to the same extent as used by Target or Seller with respect to the conduct of the Business immediately prior to the Closing.

(ix)    Target has and, with respect to the Business, Seller had a commercially reasonable disaster recovery plan and a business continuity plan sufficient to protect against any epidemic failure of a product or service of the Business.

(x)    In connection with the operation of the Business, since January 1, 2014, Target and, with respect to the Business, Seller have implemented and maintained commercially reasonable privacy and security safeguards including without limitation (i) encryption, (ii) user authentication, (iii) role based access controls, (iv) disaster recovery, (v) programmed back-up, (vi) virus protection, and (vii) secure firewall.

(o)    Contracts. Except as set forth in Schedule 4(o)(1), Target has made available to Buyer a correct and complete copy of each Contract and all other Assumed Contracts and Shared Contracts (collectively, the “Material Contracts”). Except as set forth on Schedule 4(o)(1), complete and correct copies of the Shared Contracts have been made available to Buyer. All Material Contracts are legal, valid, enforceable and binding obligations of Target and the other party thereto (in each case, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (B) the availability of injunctive relief and other equitable remedies). Set forth on Schedule 4(o)(2) are Material Contracts. Except as set forth on Schedule 4(o)(3), Target is not in breach of, and since January 1, 2015, neither Target nor Seller have defaulted under, any Material Contracts (and has not taken or failed to take any action which, with or without the lapse of time or the giving of notice, or both, would constitute a material breach or default) in any material respect, nor, to the Knowledge of Target, has any other party materially breached or defaulted (or taken or failed to take any action which, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default) under any such Material Contracts. Since January 1, 2015, neither Target nor Seller has received any written notice of the termination of any Material Contract by any counterparty thereto, and to the actual Knowledge of Target, no customer informed Target or Seller of its intent to terminate, or materially reduce its revenue in connection with the Business. Set forth on Schedule 4(o)(4) are all of the Contracts that include covenants regarding non-solicitation or noncompetition obligations restricting Seller or Target or otherwise prohibiting Seller or Target from freely engaging in the Business anywhere in the world. Set forth on Schedule 4(o)(5), are any Contracts with any of the current or former officers, members, managers, employees, directors, or Affiliates of Seller or Target. As of Closing, Target has under contract:

(i)    approximately 552 customers with approximately $28,480,000 revenue under contract for the period of January 1, 2018 through December 31, 2018;

(ii)    approximately 390 customers as of January 1, 2019 with approximately $18,905,000 revenue under contract for the period of January 1, 2019 through December 31, 2019;

(iii)    approximately 225 customers as of January 1, 2020 with approximately $10,208,000 revenue under contract for the period of January 1, 2020 through December 31, 2020; and

(iv)    approximately 58 customers as of January 1, 2021 with approximately $4,476,000 revenue under contract for the period of January 1, 2021 through December 31, 2021.

The revenue amounts referenced above are based on certain estimates. The estimated number of customers under contract, as referenced above, reflects Seller’s good faith effort to provide a customer count despite the fact that some health systems contract at the enterprise level for multiple facilities and facilities within that health system may also contract individually with Target.

(p)    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target except as set forth on Schedule 4(p).

(q)    Litigation. Schedule 4(q) sets forth each instance in which Target (i) or any of its assets, rights or properties is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any claim, action, arbitration, investigation, suit, proceeding, investigation, complaint, demand or hearing, of, in, or before any Governmental Entity (“Action”). To the Knowledge of Target, no Action is threatened (including cease and desist letters or invitations to take a patent license) against it or any of its assets, rights or properties.

(r)    Employee Benefits.

(i)    Schedule 4(r)(i) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each equity purchase, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, equity compensation, employee loan and each other employee benefit plan, agreement, program, policy or other arrangement that is sponsored by or maintained by Target or, with respect to the Business, Seller, and under which any current or former employee, director or independent contractor of Target and, with respect to the Business, Seller, (each, a “Company Employee”) has any present or future right to benefits (the “Company Plans”). Target has no present or future liability under any multiemployer plan (within the meaning of Section 3(37) of ERISA). The Company Plans may also sometimes be collectively referred to herein as the “Employee Benefit Plans.” Schedule 4(r)(i) also identifies the Employee Benefit Plans, if any, being assumed by Buyer as part of the transactions.

(ii)    With respect to each Company Plan, Target has made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, or if such Company Plan is a prototype plan, the opinion or notification letter which covers each such Company Plan, if applicable; (C) any summary plan description or summary of material modification and other material written communications (or a description of any material oral communications) by Target to the Company Employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years the Form 5500 and attached schedules.

(A)    Except as set forth on Schedule 4(r)(ii)(A), each such Company Plan (and each related trust, insurance contract, or fund) has been established, maintained, funded and administered in all material respects in accordance with the terms of such Company Plan and complies in all material respects in form and in operation with the applicable requirements of ERISA, the Code and other applicable Laws.

(B)    All contributions (including all employer contributions and employee salary reduction contributions) that are due have been timely made to each such Company Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been timely paid with respect to each such Company Plan that is an Employee Welfare Benefit Plan.

(C)    Each such Company Plan that is intended to be qualified within the meaning of Code Section 401(a) is so qualified and either (1) has received a determination letter from the IRS to the effect that it meets the requirements of Code Section 401(a), (2) such determination letter is pending from the IRS, or (3) the Company Plan uses as IRS-approved prototype plan and adoption agreement, and to the Knowledge of Target nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification with respect to any Company Plan.

(iii)    No Employee Benefit Plan (A) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (B) is a multiemployer plan (within the meaning of Section 3(37) of ERISA), and neither Target, Seller (with respect to the Business), nor any member of Target’s Controlled Group has at any time sponsored or contributed to, or has or has had any liability or obligation in respect of, any such plan.

(iv)    No event has occurred and no condition exists that would subject Target, either directly or indirectly by reason of its affiliation with any other member of its Controlled Group, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(v)    With respect to any Company Plan, (1) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Target, threatened relating to or otherwise in connection with such plan, the assets thereof, or any fiduciaries or parties-in- interest, as defined under ERISA, (2) no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (3) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Entity are pending or, to the Knowledge of Target, threatened.

(vi)    Except as required under Section 601 et seq. of ERISA, no Employee Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(vii)    No Employee Benefit Plan is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance.

(viii)    Except as set forth on Schedule 4(r)(viii), no Employee Benefit Plan exists that, as a result of the execution of this Agreement, member approval of this Agreement or the Transactions (whether alone or in connection with any subsequent event(s)), could reasonably be expected to: (A) entitle any Applicable Business Employee to severance pay, unemployment compensation or any other payment or benefit, (B) accelerate the time of payment or vesting, or increase the amount, of compensation or benefit due to any Applicable Business Employee, (C) directly or indirectly cause Target to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan, (D) otherwise give rise to any material liability under any Employee Benefit Plan, or (E) limit or restrict the right to amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Closing Date.

(s)    Employees.

(i)    Schedule 4(s)(i) contains a true and complete list of each Applicable Business Employee, including his or her name, job title, location, status as exempt or non-exempt, and current hourly rate, annual base salary or fees and annual target bonus opportunity, to the extent applicable, paid or payable, bonuses, commissions and incentives paid during the last twelve (12) months and accrued but unpaid paid time off, and current leave status (if applicable).

(ii)    All compensation, including wages, commissions, and bonuses, vacation and other paid time off, and other direct compensation for any service performed payable to any former or current employee or independent contractor performing work for the Business for services performed on or prior to the date hereof have been paid in full (or accrued in full). There are no outstanding agreements, understandings or commitments of Target or, with respect to the Business, Seller, regarding any current or former employee who has performed work for the Business with respect to any compensation, commissions, vacation and other paid time off, or bonuses except as set forth on Schedule 4(s)(ii).

(iii)    Neither Target, nor, with respect to the Business, Seller have in the past three (3) years had any contract or leased workers who performed work on their behalf. Neither Target, nor, with respect to the Business, Seller have any employees who hold temporary (non-immigrant) visas that are working for the Business. During the past three (3) years neither Target, nor, with respect to the Business, Seller have entered into any contractual obligations with any employee or prospective employee to assist in obtaining permanent residence on behalf of the employee.

(iv)    Neither Target nor, with respect to the Business, Seller, have experienced any strikes, labor grievances or arbitrations, other collective bargaining disputes, and have not committed or experienced any unfair labor practice charge. To the Knowledge of Target and Seller, no labor union, organization, or other collective bargaining unit represents or claims to represent Target’s employees and to the Knowledge of Target and Seller, no organizational effort has been made within the past three (3) years or is being made or threatened by or on behalf of any labor union with respect to employees of Target or, with respect to the Business, Seller. No labor union, labor organization, or group of employees who work for the Target or the Business of Seller has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Target nor, with respect to the Business, the Seller is a party to any collective bargaining agreement, project labor agreement, or other contract or agreement, commitment or arrangement with any labor organization or other representative of any of Target’s employees, nor is any such agreement, contract, commitment or arrangement presently being negotiated.

(v)    No action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of Target’s employees or (with respect to the Business) Seller’s employees is pending or, to the Knowledge of Target, threatened. None of Target’s or Seller’s (with respect to the Business) employment policies or practices relating to the Business are currently being audited or investigated by any Governmental Entity. Neither Target nor Seller (with respect to the Business), has received since January 1, 2014: (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures, (iii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship. Seller (with respect to the Business) and Target are not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(vi)    Seller (with respect to the Business) and Target are and have been in compliance with during the last three (3) years all applicable Laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and similar state and local laws (collectively “WARN Act”), the proper classification of employees as exempt or non-exempt from overtime pay requirements, the provision of required meal and rest breaks, and the proper classification of individuals as contractors or employees, equal opportunity, hiring, collective bargaining, the payment of social security and other Taxes, health and safety, child labor, immigration, providing of leave and sick pay, and the termination of employment, use of background checks and reports, use of selection procedures and tests, affirmative action, workers’ compensation, labor relations, and unemployment insurance.

(vii)    Except as set forth on Schedule 4(s)(vii), Seller (with respect to the Business) will not have to make any payments and neither Seller (with respect to the Business) nor Target will have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises under any applicable Law as a result of or in connection with the transactions contemplated hereunder.

(viii)     In connection with the operation of the Business, during the last three (3) years, (i) Seller has properly classified all current and former employees, directors, individual consultants, temporary employees, leased employees, or any agents under all applicable Laws, including for Tax purposes and for participation in any benefit plans, and (ii) Seller has, within the time and in the manner prescribed by law, withheld and paid over to the proper Tax authority all amounts required to be so withheld and paid over under applicable Laws and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(ix)    The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which Target or Seller is a party.

(t)    Environmental, Health, and Safety Matters.

(i)    Seller, with respect to the Business, and Target is, and both since January 1, 2015, have been, in compliance in all material respects with all applicable Environmental, Health, and Safety Requirements.

(ii)    Without limiting the generality of the foregoing, Target has obtained, and Seller with respect to the Business and Target, since January 1, 2015 has complied with, and is in compliance with, in each case in all material respects, all material Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material Permits is set forth in Schedule 4(t)(ii).

(iii)    Target is not subject to any action or proceeding under any applicable Environmental, Health, and Safety Requirements, and during the last five (5) years, neither Target nor Seller has received any written notice, report or other information regarding (A) any actual or alleged material violation of Environmental, Health, and Safety Requirements or (B) any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business, Target or the facilities relating to the Business arising under any such Environmental, Health, and Safety Requirements, and to the Knowledge of Target none of the foregoing is threatened.

(iv)    Hazardous Materials are not present at and have not been disposed of, arranged to be disposed of, transported, released or to the Knowledge of Target threatened to be released at or from any of the properties or facilities currently or formerly owned, leased or operated by Target or, with respect to the Business, Seller, in a condition or a manner or to a location that could reasonably be expected to give rise to material liability to Target under any Environmental, Health, and Safety Requirements.

(v)    Target has not assumed or provided indemnity against any material liability of any other Person under or relating to any Environmental, Health, and Safety Requirements.

(u)    Certain Business Relationships with Target. Except as set forth on Schedule 4(u), none of Seller or its Affiliates is party to any Contract with Target or has been involved in any business arrangement or relationship with Target within the past three (3) years other than in connection with the Restructuring.

(v)    Insurance. Schedule 4(v) lists each insurance policy maintained by or for the benefit of Target or, with respect to the Business, Seller (other than any group insurance policy that is part of an Employee Benefit Plan). With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) neither Target nor, to the Knowledge of Target, any other party to the policy is in material breach or default thereof or thereunder (including with respect to the payment of premiums or the giving of notices) in connection with the Business, and to the Knowledge of Target no event in connection with the Business has occurred that, with notice or the lapse of time, would constitute any such material breach or default, or permit termination, modification, or acceleration, under the policy; (iii) no party to the policy has repudiated any material provision thereof; and (iv) no notice of cancellation, non-renewal, or termination has been received by Target with respect to any such policy. Such insurance policies, taken together, provide insurance in such amounts and against such risks as is sufficient to: (i) comply with applicable Law in connection with the Business, and (ii) satisfy any requirements to purchase insurance under any Permits applicable to Seller or Material Contracts in connection with the Business. There are no pending or, to the Knowledge of Target, threatened material claims as to which the insurers have denied coverage in connection with the Business. Target has made available to Buyer prior to the date hereof a true and complete copy of each insurance policy listed on Schedule 4(v).

(w)    Nondisclosure Agreements. All Applicable Business Employees and other employees involved in the Business have executed nondisclosure agreements with Target relating to the Business (standard forms of which agreements have been provided to Buyer). Since January 1, 2014, neither Target nor Seller has waived any rights under or modified the provisions of any such agreements.

(x)    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Section 3(a) and this Section 4 of this Agreement, or in the Ancillary Agreements, neither Target, Seller nor any other Person on behalf of Target or Seller or any of their respective Affiliates or representatives has made or makes any express or implied representation or warranty with respect to Target, Seller or any of their respective Affiliates, or their respective assets, properties and businesses, or with respect to any other information provided to Buyer, its Affiliates or representatives in connection with the Transactions. SELLER AND TARGET HEREBY DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED. SELLERS MAKE NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS, OR ADVISORS OF FUTURE REVENUES, EXPENSES, OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE BUSINESS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO LIMIT OR PROHIBIT ANY CLAIM BY BUYER FOR FRAUD.

Section 5.    Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a)    General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (and cause its respective Affiliates to take any further action), including the execution and delivery of such further instruments and documents, as any other Party reasonably may request. Following the Closing, Buyer and Seller covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts receivable owned by (or are otherwise payable to) the other party; provided, however, that payments with respect to the Shared Contracts will be addressed in the manner set forth on Section 5(h) of this Agreement.

(b)    Tax Matters.

(i)    Tax Treatment and Allocation of Purchase Price. For federal income tax purposes, the purchase and sale of the Target Interests will be treated as a purchase and sale of all the assets of Target and an assumption by Buyer of the liabilities of Target, and Seller and Buyer agree to report the Transactions in such manner. The Purchase Price and the liabilities of Target shall be allocated for income tax purposes in accordance with section 1060 of the Code and substantially as set forth in Exhibit I. Within thirty (30) days following the final determination of the Closing Statement, Buyer shall provide Seller with a Tax allocation prepared consistent with Exhibit I. Seller shall have a period of ten (10) Business Days to review such allocation and to provide comments to Buyer. Buyer shall incorporate any reasonable comments received from Seller in good faith and following the receipt of comments, if any, from Seller, shall furnish to Seller the final allocation (the “Allocation”). Buyer and Seller shall cooperate with each other in the preparation and filing of IRS Form 8594 in connection with the Allocation. Neither Buyer nor Seller, nor any of their respective Affiliates, shall take any position for income tax purposes (whether in audits, Tax Returns or otherwise) which is inconsistent with the Allocation unless required to do so by applicable Law. Buyer and Seller shall promptly give the other notice of any disallowance and challenge to such reporting by any Governmental Entity. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by another party, in connection with any audit, litigation, or other proceeding with respect to the Allocation. Such cooperation shall be consistent with Section 5(b)(ii) and a Party, upon the other Party’s request, shall provide the records and information that are reasonably relevant to any such audit, litigation, or other proceeding for the relevant time periods.

(ii)    Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions and the transfer of the Target Interests, in each case if any (collectively, “Transfer Taxes”) shall be paid half by Buyer and half by Seller. Seller shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation (“Transfer Tax Returns”). Buyer shall cooperate with Seller in the filing of any Transfer Tax Returns, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(iii)    Cooperation. Seller, Target and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all applicable Tax Returns involving or related to Target, including maintaining and making available to each other all records necessary in connection with applicable Taxes and in resolving all disputes and audits with respect to all taxable periods relating to applicable Taxes.

(iv)    Tax Sharing Arrangements. All Tax sharing agreements or similar agreements with respect to or involving Target in effect prior to Closing, if any, shall be terminated as of the Effective Time and, after the Effective Time, Target shall not be bound thereby or have any liability thereunder.

(c)    Covenant Not to Compete.

(i)    For a period from the date hereof through the fifth (5th) anniversary of the date hereof (the “Non-Compete Period”), Seller and its controlled Affiliates will not (a) engage in any Competing Business (as defined below) anywhere in the world, (b) invest in, own, manage, finance or control any business, firm, corporation, joint venture or other Person that engages in the Competing Business anywhere in the world, or (c) in connection with engaging in any Competing Business, solicit, accept, divert, or assist in soliciting or diverting, customers and prospects of any Competing Business for the benefit of Seller or its Affiliates or a Competitor. Notwithstanding the foregoing, it shall not be a violation of this Section 5(c)(i) for Seller or any of its Affiliates (x) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange (or a recognized securities exchange outside the United States) if neither Seller nor any of its controlled Affiliates (A) is a controlling Person or a member of a group that controls such Person and (B) directly or indirectly, owns more than 5% or more of the voting securities of such Person, (y) to acquire, directly or indirectly, the equity or assets of, enter into any business combination with, any enterprise that derives less than either 10% or $4.0 million of its total annual revenue from a Competing Business, if Seller shall use reasonable efforts to divest, as soon as reasonably practicable (and in any event within eighteen (18) months after the closing date of such acquisition), its interest in such enterprise relating to such Competing Business, or (z) to offer or administer an Employee Survey or Physician Survey on behalf of any Person that (A) does not have a contract with Seller on the Closing Date for the administration of any Employee Survey or Physician Survey or (B) that was in Seller’s customer pipeline as of the Effective Time but was not successfully converted to Buyer within 30 days of the Effective Time. For the avoidance of doubt, any actions taken by Seller that are expressly permitted or required hereunder (including pursuant to Section 5(c)(iii)) or under any Ancillary Agreement shall not be considered a breach of this Section 5(c)(i).

(ii)    For purposes of this Agreement, a “Competing Business” means the business of (a) conducting, administering, bench-marking, or analyzing Surveys, or (b) marketing or selling a Competitor’s Surveys, or (c) providing consulting services to help customers understand and improve their Survey results.

(iii)    Nothing in this Section 5(c) shall prevent Seller from incorporating Survey data that has been collected and processed (regardless of whether such Survey data is publicly available or is collected by or owned by a Competitor) into its software systems for the purpose of facilitating Seller’s customers’ improvement initiatives, so long as such initiatives fall outside the definition of a Competing Business.

(iv)    Seller covenants and agrees that for a period of two (2) years from and after the Closing Date, Seller shall not, directly or indirectly, hire or engage or solicit or otherwise attempt to hire or engage or solicit for employment any Applicable Business Employee, except for general solicitations of employment not targeted at any employee or employing or offering employment to any person or entity who is no longer an employee of the Business or Buyer (or its Affiliates) (except as the result of a breach by Seller of this Section 5(c)(iv)); provided, however non-solicitation provisions of this Section 5(c)(iv) shall not apply to the Available Business Employees listed on Schedule 5(c)(iv) solely to the extent that Target terminates such employees or, after twelve months, such employees resign.

(d)    Confidentiality. As an inducement to Buyer to execute this Agreement and complete the Transactions, Seller agrees that for a period of five (5) years following Closing, it will not, and will cause its advisors, auditors, agents, bankers and other representatives (the

“Seller Related Parties”) not to (A) use for its or their own benefit or disclose, divulge or convey to any third party, except for accountants, attorneys, professional advisors or similar representatives of Seller bound by any professional obligation of confidentiality, any Confidential Information, and (B) disclose, divulge or convey to any third party, except for accountants, attorneys, professional advisors or similar representatives of Seller bound by any professional obligation of confidentiality, any Shared Business Confidential Information (provided, that the restrictions set forth in this clause (B) will not restrict Seller from using Shared Business Confidential Information in connection with the operation of the business of Seller and its Affiliates solely to the extent such use does not negatively affect Target’s operation of the Business after Closing); provided, however, that Seller and Seller Related Parties may furnish such portion (and only such portion) of the Confidential Information or Shared Business Confidential Information, as applicable, as such party reasonably determines it is legally obligated to disclose if (x) it receives a request to disclose all or any part of the Confidential Information or Shared Business Confidential Information, as applicable, under the terms of a subpoena, civil investigative demand or order issued by a Governmental Entity or by any governmental, judicial, legal or administrative body or process; (y) to the extent practicable and not inconsistent with such request, it notifies Buyer of the existence, terms and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; and (z) upon Buyer’s request, it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information or Shared Business Confidential Information, as applicable; provided, that Buyer shall reimburse Seller for all reasonable costs incurred in connection with Seller’s compliance with clause (z), with such reimbursement occurring within 30 days after Seller presents to Buyer reasonable documentation of such expenditures. For purposes of this Agreement, (i) “Confidential Information” means any proprietary or confidential information included in the assets of Target as of the Closing, and (i) “Shared Business Confidential Information” means any proprietary or confidential information included in the Shared Records or the Shared Contracts Business Records; provided, however, that in any case Confidential Information and Shared Contracts Business Confidential Information, as applicable, shall not include information that (A) is or becomes generally known or generally available to the public other than as a result of a breach of this Section 5(d), (B) becomes available to Seller or any Seller Related Party on a non-confidential basis from a source other than Seller or any Seller Related Party, provided that the source of such information is not known by Seller or any Seller Related Party to be bound by a confidentiality agreement that prohibits such disclosure, or (C) has been independently developed by Seller or any Seller Related Party following Closing without the use of Confidential Information or violating the terms of this Agreement. For the avoidance of doubt, any actions taken by Seller that are expressly permitted or required under this Agreement or any Ancillary Agreement or any other agreement between the Parties shall not be considered a breach of this Section 5(d). To the extent any Confidential Information constitutes a trade secret under applicable Law, Seller agrees to keep such information confidential for so long as the information continues to otherwise qualify as a trade secret (i.e., the five-year temporal limit shall not apply to a trade secret). Buyer agrees on behalf of itself and on behalf of Target that (i) all Personal Information included in the Contributed Assets (as defined in the Contribution Agreement) pursuant to the transactions contemplated by this Agreement shall be kept confidential by Buyer and Target in compliance with all applicable Laws, (ii) such Personal Information shall be used only in the manner for which it was intended to be received and (iii) it will immediately report any suspected or actual breaches of such Personal Information to Seller.

(e)    Release. Seller, for itself, and, to the extent permitted by Applicable Law, its Affiliates, heirs and personal representatives, its successors and assigns (and in the case of an entity, its officers, members, managers, directors, trustees and owners) (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Target and its past and present members, managers, directors, officers, agents and other representatives (the “Released Party”) from any and all actions, audits, lawsuits, litigation, arbitration or other proceedings (in each case, whether civil, criminal or administrative) pending by or before any Governmental Entity, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date, in any such case to the extent related to (x) the Target or (y) the Business, which the Releasors can, shall or may have against the Released Party, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated, including indemnification claims relating to pre-Closing activities (collectively, the “Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any action, audit, lawsuit, litigation, arbitration or other proceeding (in each case, whether civil, criminal or administrative) of any kind, in any court or before any tribunal, against the Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 5(d), “Released Claims” does not include, and the provisions of this Section 5(d) shall not release or otherwise diminish, the obligations of any Party set forth in or arising under any provisions of this Agreement, the agreements contemplated in connection herewith (including, without limitation, under any Ancillary Agreement) or any other agreement between Buyer and Seller (or their respective Affiliates).

(f)    Employment Matters.

(i)    Seller shall retain all existing Employee Benefit Plans with respect to the Business, and all liability thereunder; provided that Buyer shall cause Target to honor all payments identified on Schedule 4(s)(ii) to the extent any such payments accrued but unpaid relating to the period prior to the Closing have been included as current liabilities of Target under the Working Capital on the Final Closing Statement.

(ii)    To the extent that any Applicable Business Employees who are exempt under the Fair Labor Standards Act are terminated by Buyer or Target for any reason or no reason within 180 days after the Closing Date, Buyer will provide severance to any such exempt Applicable Business Employee on the terms set forth below. To the extent that any Applicable Business Employees who are non-exempt under the Fair Labor Standards Act are terminated by Buyer or Target for any reason or no reason within 30 days after the Closing Date, Buyer will provide severance to any such non-exempt Applicable Business Employee on the terms set forth below. In the case of severance for exempt and non-exempt Applicable Business Employees, Buyer will offer an amount equal to one (1) week of base salary per each full year over two (2) years that such employee was employed by Seller and Buyer, as the case may be. For example, under this formula an employee who was employed for seven (7) years would receive five (5) weeks of base salary, whereas an Applicable Business Employee who was employed for two (2) years would not receive severance. Notwithstanding the foregoing, Buyer will not be obligated to provide severance for any Applicable Business Employee who does not sign a release, so long as the Applicable Business Employee is not required to permanently relocate outside a 30 mile area from their current place of employment within the first 180 days following the Closing Date in the case of an exempt employee and within the first 30 days following the Closing Date in the case of a non-exempt employee.

(iii)    Following the Closing, Seller shall pay (i) all bonuses due and payable to the Applicable Business Employees in respect of the fiscal year ended December 31, 2017 under the 2017 annual bonus plan of Seller (the liability for such amount, the “2017 Bonus Plan Liability”), including any related employer and employee payroll Taxes, and (ii) all bonuses to the specified Applicable Business Employees as set forth on Schedule 4(r)(viii) (the liability for such amount, the “Specified Bonus Liability”), including any related employer and employee payroll Taxes.

(iv)    Following the Closing, Buyer shall cause the Target to pay the Applicable Business Employees bonus payments for the quarter ending March 31, 2018 under the PIP bonus plan with respect to the Business consistent with the past practice of the Business, the accrual for which through the Effective Time will be included in current liabilities in connection with the calculation of Working Capital.

(v)    Following the Effective Time, but prior to February, 16 2018, the Seller shall fund amounts related to the payroll of the Applicable Business Employees (the “Payroll Payment”) (i) in the case of Applicable Business Employees who are salaried employees, with respect to the payroll period ending February 16, 2018, and (ii) in the case of Applicable Business Employees who are hourly employees, with respect to the payroll period ended February 9, 2018. Notwithstanding anything contained herein to the contrary, the Payroll Payment will be included and taken into account in connection with the calculation of Working Capital.

(vi)    Seller has paid certain insurance premiums for the month of February 2018 (the “February Premiums”) with respect to the Applicable Business Employees, which February Premiums are reimbursable by the Applicable Business Employees through payroll. To the extent that the February Premiums relate to the portion of February 2018 following the Effective Time, on or prior to March 15, 2018. Buyer will reimburse Seller for any such amounts actually received by Target.

(g)    Referrals. For a period of 60 days following the Closing, Seller will endeavor in good faith to promptly refer all prospects or opportunities relating to the Business to Buyer. Following Closing and for a period of not less than 24 months, on a quarterly basis, executive leaders of Seller and Buyer will meet and discuss opportunities for the Parties to collaborate or enter into a strategic partnership concerning the Employee Survey and the Physician Survey business concerning Seller’s clients.

(h)    Shared Contracts. The Parties acknowledge and agree that Seller has entered into certain Contracts that are Shared Contracts, as identified on Schedule 5(h). Following the Closing, until the earlier of (i) the termination or expiration of the Shared Contract (to the extent related to the Business) or (ii) Buyer’s entry into a Replacement Buyer Contract as provided below, (a) Buyer shall cause Target to perform the components of and all other obligations under the Shared Contracts related to the Business, (b) Buyer and Target shall be solely responsible for all services, deliveries, and other obligations related to the Business (provided, that during this period Seller will be responsible for all billing and collection responsibilities under the Shared Contracts, whether or not related to the Business), and (c) Target will be entitled to receive all payments under the Shared Contracts for all services provided by Target with respect to the Business under the Shared Contracts in respect of the periods following the Closing, if and when such payments are received (and twice each month Seller shall remit to Target any such payments received by Seller (on two Business Days during the month to be agreed upon by Buyer and Seller)). Seller shall be solely responsible for all other obligations under the Shared Contracts. Seller, Target and Buyer shall use commercially reasonable efforts to cooperate in administering the Shared Contracts. The Shared Contracts, to the extent related to the Business, shall not be renewed by Seller at the end of the then-current terms, provided that there shall be no restrictions on Seller to renew the portion of any Shared Contracts to the extent related to Seller’s businesses (and Target and Buyer shall not be required to be a party to, and in any event Buyer and Target shall have no liability under, such renewal contract by Seller). Seller shall not terminate any Shared Contract or enter into any amendment of a Shared Contract (to the extent such an amendment would have an adverse effect on the portion of the Shared Contract related to the Business), without Target’s express advance written consent in each instance. If Seller is unable to subcontract the portions of the Shared Contract related to the Business to Target due to restrictions under the Shared Contract that the counterparty refuses to waive or amend to permit such assignment or subcontracting, (i) the Parties shall take such other actions in order to place Target, insofar as reasonably possible and to the maximum extent permitted by applicable Law, in the same position so that all the benefits and burdens relating the portions of the Shared Contract related to the Business are to inure from and after the Closing to Buyer, (ii) Buyer shall otherwise perform and be responsible for all obligations and liabilities solely with respect to such portions of the Shared Contract, as if the portions of the Shared Contract related to the Business had been subcontracted to Buyer hereunder, and (iii) Seller shall be solely responsible for all other obligations under the Shared Contracts. In addition, following the Closing, (i) Buyer and Seller shall cooperate with respect to communications with the counterparty to such Shared Contract related to the execution and delivery of this Agreement and the consummation of the Transactions, and neither Buyer, Target nor Seller shall have any communications with any such counterparty regarding this Agreement or the Transactions without the participation of the other Party unless such other Party approves in advance in writing of any such communication (including via e-mail) or as generally consistent with parameters agreed to in writing (including over e-mail) between Buyer and Seller, provided that the foregoing shall not apply to communications by Target or Seller, as applicable, with such counterparty in connection with providing services and deliveries to such counterparty in connection with the Shared Contracts or responding to questions in connection therewith or, in the case of Buyer, in connection with any efforts to enter into a Replacement

Buyer Contract (which efforts shall be solely controlled by Buyer; provided that promptly after Closing, Buyer shall communicate with Seller regarding Buyer’s approach for obtaining Replacement Buyer Contracts), and (ii) Buyer shall cause Target to use commercially reasonable efforts to enter into a new contract and/or short form assignment with respect to the portion of the Shared Contract Related to the Business (a “Replacement Buyer Contract”) in place of each of the Shared Contracts (to the extent related to the Business) within 90 days following the Closing or as soon as reasonably practicable thereafter, and Seller shall cooperate with Target and Buyer in connection therewith.

(i)    Records.

(i)    In addition to providing copies of the Shared Contracts under Section 5(h) above, Seller shall make available to Buyer, but only to the extent provided in the second sentence of this Section 5(i) below, (i) copies of all the records relating to the Shared Contracts, including without limitation, historic correspondence with customers, documents, reports, records and files prepared by Seller or received by Seller with respect to the Shared Contracts, to the extent related to the Business (“Shared Contracts Business Records”), and (ii) copies of other records relating to the Shared Contracts (whether or not related to the Business) (“Shared Contracts Non-Business Records”). After the Closing, Seller shall afford Buyer and Target, and their respective counsel, accountants and other representatives, during normal business hours, at the expense of Buyer, (x) reasonable access to the Shared Contracts Business Records, and the right to make copies and extracts therefrom, to the extent such access is reasonably required by Buyer or Target for any proper business purpose, and (y) reasonable access to the Shared Contracts Non-Business Records, and the right to make copies and extracts therefrom, to the extent such access is reasonably related to any Action or customer disputes involving Buyer. Notwithstanding anything contained herein to the contrary, (A) Seller will not be required to provide records or access under this Section 5(i)(i) to the extent that the provision of such access would unreasonably disrupt the normal operations of Seller, (B) Seller shall not be required to provide any information under this Section 5(i)(i) in connection with any claims or disputes under this Agreement or any other agreement between the parties or in connection with the Transactions, and (C) Seller shall not be required to provide any information under this Section 5(i)(i) the disclosure of which would be, in the determination of Seller’s counsel, prohibited by any applicable Laws or would compromise any applicable privilege (including any attorney-client privilege). Any information provided by Seller to Buyer pursuant to this Section 5(i)(i) will be subject to the terms of the Confidentiality Letter Agreement. Except to the extent prohibited by applicable Law, to the extent Target or Buyer enters into a Replacement Buyer Contract, Seller shall promptly thereafter remove and destroy all Shared Contracts Business Records to the extent relating to such Replacement Buyer Contract in Seller’s possession, custody or control (the “Applicable Shared Contracts Business Records”), in each instance after Buyer has been provided with copies of such Shared Contracts Business Records; provided, however, Seller shall not be required to remove or destroy (1) Applicable Shared Contracts Business Records to the extent they relate to both the Business and other businesses of Seller, or (2) electronic versions of Applicable Shared Contracts Business Records which have been created pursuant to automatic archiving and back-up procedures and cannot reasonably be deleted.

(ii)    Buyer shall, and cause Target to, preserve and keep the books and records included in the assets of Target (including the Applicable Shared Contracts Business Records) for such period as required by applicable Law. After the Closing, Buyer and Target shall afford Seller, and its respective counsel, accountants and other representatives, during normal business hours, at the expense of Seller, reasonable access to such books and records, and the right to make copies and extracts therefrom, to the extent such access is reasonably required by Seller for financial or accounting purposes, in connection with any insurance claims by, Proceedings or Tax audits against, or compliance with Law by, Seller or its Affiliates. Notwithstanding anything contained herein to the contrary, (A) Buyer will not be required to provide records or access under this Section 5(i)(ii) to the extent that the provision of such access would unreasonably disrupt the normal operations of Target, (B) Buyer shall not be required to provide any information under this Section 5(i)(ii) in connection with any claims or disputes under this Agreement or any other agreement between the parties or in connection with the Transactions, and (C) Buyer shall not be required to provide any information under this Section 5(i)(iii) the disclosure of which would be, in the determination of Buyer’s counsel, prohibited by any applicable Laws or would compromise any applicable privilege (including any attorney-client privilege). Any information provided by Buyer to Seller pursuant to this Section 5(i)(iii) will be Confidential Information hereunder.

(j)    Electronic Copy of Data Room. Promptly following the Closing, Seller shall provide an electronic copy of all of the materials in the electronic data room as of the Closing Date.

Section 6.    Remedies for Breach of This Agreement.

(a)    Survival of Representations and Warranties.

(i)    All of the representations and warranties contained in Section 3(a) and Section 4 (other than the Fundamental Representations) shall survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date; provided, however, that the representations and warranties contained in Section 3(a)(i) (Authorization of Transaction), Section 3(a)(iii) (Brokers’ Fees), Section 3(a)(iv) (Target Interests), Section 3(a)(vi) (Restructuring), Section 4(a) (Organization), Section 4(c) (Capitalization), Section 4(d)(i) (Non-Contravention), Section 4(e) (Brokers’ Fees), Section 4(f)(i) (Title to Tangible Assets), Section 4(n)(ii) (Title to Intangible Assets) and Section 4(l) (Tax Matters) (collectively, the “Fundamental Representations”) shall survive the Closing and continue in full force and effect for a period of sixty (60) days after the expiration of the longest applicable statute of limitations with respect thereto. In addition, (A) any indemnification claim brought by Buyer under Section 6(b)(v) or Section 6(b)(vi) must be brought on or prior to the thirtieth (30th) day after the expiration of the longest applicable statute of limitations, and (B) (x) any indemnification claim brought by Buyer under Section 6(j)(i) must be brought during the fifteen (15) day period following the date that is fourteen (14) months following the Closing (and in no event may be brought later than the date that is fifteen (15) days following the date that is fourteen (14) months following the Closing), and (y) any indemnification claim brought by Buyer under Section 6(j)(iii) must be brought on or prior to the date that is eighteen

(18) months following the Closing. All of the representations and warranties contained in Section 3(b) shall survive the Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date; provided, however, that the representations and warranties contained in Section 3(b)(i) (Organization), Section 3(b)(ii) (Authorization), and Section 3(b)(iv) (Brokers’ Fees) (collectively, the “Buyer Fundamental Representations”) shall survive until the thirtieth (30th) day after the expiration of the longest applicable statute of limitations with respect thereto.

(ii)    Each of the covenants and other agreements of a party shall survive (A) in accordance with its express terms, or (B) in the absence of any such express terms, until the expiration of the longest applicable statute of limitations with respect to such covenant or agreement.

(iii)    Neither Buyer nor Seller shall have any liability whatsoever with respect to any breach of or inaccuracy in any representation and warranty or any breach of covenant, as the case may be, unless a claim is made hereunder prior to the expiration of the applicable survival period for such representation and warranty or covenant, in which case such representation and warranty or covenant, as the case may be, shall survive as to such claim until such claim has been finally resolved; provided that the foregoing limitation shall not apply in the case of Fraud.

(iv)    Notwithstanding the foregoing, expiration of any applicable survival period shall not affect any Party’s rights and obligations as to any claims asserted by providing written notice to the other Party prior to such date. If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation, warranty, covenant, or agreement, and such claims or actions have different periods of survival hereunder, then the termination of the survival period of one claim or action shall not affect an Indemnified Party’s right to make a claim or bring an action on any other representation, warranty, covenant or agreement still surviving.

(b)    Indemnification Provisions for Buyer’s Benefit. Subject to the applicable limitations and other provisions set forth in this Section 6, from and after the Closing, Seller agrees to and shall indemnify, defend and hold harmless Buyer and its Affiliates, including Target, and its and their respective officers, members, managers, directors, employees, agents, representatives, successors and permitted assigns (the “Buyer Indemnitees”) against any Losses incurred by them as a result of:

(i)    the breach of or inaccuracy in any representation or warranty made by Target or Seller contained in Section 3(a) or Section 4;

(ii)    any nonfulfillment or breach of any covenant or agreement of Seller contained in this Agreement, the Contribution Agreement or the Escrow Agreement;

(iii)    Transaction Expenses to the extent not paid at Closing;

(iv)    any Indebtedness of Target to the extent not paid at Closing;

(v)    any Loss relating to Section 5(b) or a breach by Seller of Section 5(b);

(vi)    any Taxes incurred by Seller or Target prior to Closing, and any Taxes of Seller;

(vii)    Target’s obligation to indemnify or hold harmless any current or former director, member, employee, manager, or officer of Target for claims arising out of or relating to periods prior to the Closing; and

(viii)    any Retained Liabilities.

(c)    Indemnification Provisions for Seller’s Benefit. Subject to the applicable limitations and other provisions set forth in this Section 6, from and after the Closing, Buyer agrees to and shall indemnify, defend and hold harmless Seller and each of its Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (the “Seller Indemnitees”) against any Losses incurred by them as a result of: (i) the breach of or inaccuracy in any representation or warranty made by Buyer in Section 3(b), (ii) any nonfulfillment or breach of any covenant, agreement or obligation of Buyer contained in this Agreement or the Escrow Agreement, or Target contained in the Contribution Agreement or (iii) any Taxes incurred by or in respect of Target after Closing.

(d)    Limitation on Indemnification.

(i)    Subject to Section 6(d)(ii), and Section 6(d)(iii) below, (x) (A) Buyer shall not be entitled to recover for or assert any claim for indemnification under Section 6(b)(i) (other than with respect to Fundamental Representations), and (B) Seller shall not be entitled to recover for or assert any claim for indemnification under Section 6(c)(i) (other than with respect to Buyer Fundamental Representations), unless, in any such case, the Losses incurred by the Buyer or the Seller, as applicable, arising from such claim (or related claim(s) arising from the same or substantially similar set of facts and circumstances) exceed $15,000 (the “Mini-Basket”); any such claim (or related claim(s) arising from the same or substantially similar set of facts and circumstances) that does not result in Losses incurred by the Buyer or the Seller, as applicable, in excess of the Mini-Basket will not count toward determining whether the Deductible has been satisfied; (y) Buyer shall not be liable for any claim for indemnification pursuant Section 6(c)(i) (other than with respect to Buyer Fundamental Representations) unless and until the aggregate amount of Losses that may be recovered from Buyer under Section 6(c)(i) (other than with respect to Buyer Fundamental Representations) exceeds $327,500 (the “Deductible”), in which case Buyer shall be liable for all such Losses to the extent in excess of the Deductible, subject to the other provisions in this Section 6 and (z) Seller shall not be liable for any claim for indemnification pursuant to Section 6(b)(i) (other than with respect to Fundamental Representations) unless and until the aggregate amount of Losses that may be recovered from Seller under Section 6(b)(i) (other than with respect to Fundamental Representations) exceeds the Deductible, in which case Seller shall be liable for all such Losses to the extent in excess of the Deductible, subject to the other provisions in this Section 6.

(ii)    Subject to Section 6(d)(iii) below, (A) Seller’s obligation to indemnify the Buyer Indemnitees from and against any Losses pursuant to Section 6(b)(i) (other than with respect to the Fundamental Representations) shall be limited to the portion of the Escrow Fund equal to $327,500 (the “Cap”), (B) the aggregate amount of Losses for which Seller will be liable pursuant to Section 6(b)(i) (other than with respect to the Fundamental Representations) shall in no event exceed the Cap, (C) the Buyer Indemnitees’ sole recourse under Section 6(b)(i) (other than with respect to the Fundamental Representations) for amounts in excess of the portion of the Escrow Fund equal to the Cap, including after the Escrow Period, shall be through the R&W Policy), (D) Seller shall have no obligation to indemnify the Buyer Indemnitees from and against any Losses pursuant to Section 6(b)(i) (other than with respect to the Fundamental Representations) after the exhaustion and/or release of the Escrow Fund, and (E) any payment made from the Escrow Fund or under the R&W Policy to the Buyer Indemnitees pursuant to this Section 6 shall constitute full satisfaction of any obligation of Seller to make such payment to the Buyer Indemnitees for any Losses pursuant to Section 6(b)(i) (other than with respect to the Fundamental Representations). If Buyer is liable to the Seller Indemnitees for any Losses hereunder, Buyer shall pay the amount of any such Losses to Seller within 10 days following the earlier of (x) a final judgment or decree of any court of competent jurisdiction with respect to such Losses, or (y) mutual written agreement of Buyer and Seller.

(iii)    Notwithstanding anything herein to the contrary, the limitations set forth in Section 6(d)(i) and Section 6(d)(ii) shall not apply to Losses incurred in connection with or arising from any (A) breach of or inaccuracy in any Fundamental Representation or Buyer Fundamental Representation, (B) indemnification items set forth in Section 6(b)(ii) through Section 6(b)(viii) above, (C) indemnification items set forth in Section 6(c)(ii) to Section 6(c)(iii) above, (D) indemnification set forth in Section 6(j) below, or (E) claims of Fraud; provided further that, except for claims for Fraud: (y) the maximum aggregate amount of indemnified Losses which may be recovered pursuant to claims for breach of Fundamental Representations shall be equal to the Purchase Price (the “Aggregate Cap”); and (z) the sole remedy of Buyer for an AAC Claim or any Adverse Assignment Consequences will be to recover from the Escrow Fund as more specifically provided in Section 6(j).

(iv)    To the extent that Buyer experiences Losses indemnifiable hereunder that may be covered under the R&W Policy, Buyer (a) will promptly notify Seller, (b) will use reasonable commercial efforts to recover first under the R&W Policy, prior to seeking payment for indemnification against Seller for such Losses (provided, that the foregoing clause (b) will not prohibit Buyer from making a claim against Seller for indemnification hereunder prior to the expiration of the applicable survival period hereunder provided that Buyer does not otherwise seek payment for indemnification against Seller prior to complying with the terms of this clause (b)), and (c) will keep Seller reasonably informed of any action taken in respect thereof and will respond to any reasonable requests made by Seller in connection therewith. In addition, following the Closing, Buyer shall not take any actions to amend, modify or terminate the R&W Policy without the written consent of Seller, and shall not otherwise take any action that Seller reasonably believes may adversely affect coverage under the R&W Policy.

(v)    For purposes of determining the extent to which the Buyer Indemnitees may recover under Section 6(b)(i) and the Seller Indemnitees may recover under Section 6(c)(i), in connection with any breach of a representation and warranty under this Agreement, including determining whether any breach or Loss has occurred, and the amount of such Loss, the terms “material adverse effect” or “materiality” or similar qualifiers in such representations and warranties shall be disregarded; provided, however, that for purposes of determining whether a breach has occurred, (i) the term “Material Adverse Effect” in Section 4(j), and (ii) the phrases “Material Contracts” and “Material Suppliers,” will be given effect when used in the representations and warranties of Seller.

(vi)    The amount of any Losses subject to indemnification under this Section 6 shall be net of any amounts actually recovered by the Party seeking indemnification or its Affiliates (the “Indemnified Party”) under applicable insurance policies (including under the R&W Insurance Policy) or from any other Person (net of any costs incurred in obtaining such recovery) alleged to be responsible therefor. If the Indemnified Party actually receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Party against whom indemnity is sought (the “Indemnifying Party”), then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses or costs incurred by such Indemnified Party by reason of making such claim or collecting such amount. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage (including under the R&W Policy), or from any other Person alleged to be responsible, for any Losses payable under this Section 6.

(vii)    The Indemnifying Party shall not be liable under this Section 6 for any Losses relating to any matter if and to the extent that there is included within the Final Closing Statement a specific liability or reserve for such matter.

(viii)    Each Indemnified Party must use commercially reasonable efforts to mitigate, subject to compliance with applicable Law, any Loss for which such Indemnified Party seeks indemnification under this Agreement.

(ix)    In addition, the R&W Policy will not limit the indemnification obligations of Seller under this Agreement with respect to: (y) Losses below the retention under the R&W Policy, which indemnification obligations will be subject to the Deductible hereunder, if applicable, and the other terms and conditions set forth in Section 6 of this Agreement, as applicable; or (z) indemnification items set forth in Section 6(b)(ii) through Section 6(b)(viii); provided, however, that the foregoing provisions will not limit or impact the terms of this Section 6 (including under Section 6(d)(iv)).

(x)    If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Section 6 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified

Party shall assign such of its rights to proceed against the Potential Contributor as are reasonably necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment, except where such assignment or the enforcement of rights thereunder could reasonably be expected to result in further Losses to the Indemnified Party including the loss of any benefits under any insurance policy, employment relationship, or contract or with any customer or supplier or prospective customer or supplier or is reasonably likely to result in an indemnity claim against Target or Buyer.

(e)    Matters Involving Third Parties.

(i)    If any third party shall notify any Indemnified Party with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Section 6, then the Indemnified Party shall promptly (and in any event within twenty (20) Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing which notice must describe the Third-Party Claim in reasonable detail and shall include copies of all notices and documents received by the Indemnified Party to date relating to the Third-Party Claim (other than those notices and documents separately addressed to the Indemnifying Party). Failure to so timely notify shall not relieve the Indemnifying Party from its obligations hereunder unless (and then solely to the extent) the Indemnifying Party is actually materially prejudiced as a result thereof.

(ii)    Any Indemnifying Party will have the right at any time to participate in the defense of the Third-Party Claim (including any Anti-Assignment Breach Claim) and, if so elected by the Indemnifying Party within twenty (20) Business Days of being notified by the Indemnified Party of such Third-Party Claim (including any Anti-Assignment Breach Claim), to assume and thereafter conduct the defense of the Third-Party Claim with counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party. Notwithstanding anything contained herein to the contrary, in the event that the Indemnifying Party so elects to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal fees and expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (except to the extent provided in Section 6(e)(iii) below to the extent that the Indemnifying Party fails to diligently conduct the defense of such Third-Party Claim). The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) unless (i) the judgment or proposed settlement involves only the payment of money damages in an amount less than the Cap and/or the Aggregate Cap, as applicable, with respect to the Indemnifying Party’s indemnification obligations under this Section 6, (ii) does not involve any admission of fault or violation of Law by or on behalf of the Indemnified Party, and (iii) does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii)    (A) Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 6(e)(ii), (B) if the Indemnifying Party fails to diligently conduct the defense of such Third-Party Claim, or (C) if the Indemnifying Party fails to assume the defense of any Third-Party Claim within twenty (20) Business Days after being notified by the Indemnified Party of such Third-Party Claim, then the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate, with the Indemnifying Party responsible for all reasonable costs incurred in connection therewith (including reasonable fees and expenses of counsel) to the extent such Third Party Claim relates to a matter for which the Indemnified Party is entitled to be indemnified pursuant to this Section 6 and such costs are otherwise indemnifiable pursuant to the terms of this Section 6 (including after giving effect to the Deductible, Cap and the Aggregate Cap, as applicable).

(iv)    In no event (including in connection with any Third-Party Claim referenced in Section 6(e)(iii) above) will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld, conditioned, or delayed).

(v)    With respect to any Third-Party Claim subject to indemnification under this Section 6, (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(vi)    Notwithstanding the above, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at the Indemnifying Party’s sole cost and expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim by providing written notice to the Indemnifying Party of such determination to control such defense within twenty (20) Business Days following such Third-Party Claim (subject to the proviso set forth in this Section 6(e)(vi) below) to the extent that (a) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party; (b) in connection with the Third Party Claim the named parties (including any impleaded parties) to such proceeding include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party so as to result in a potential material conflict of interest between the Indemnified Party and the Indemnifying Party; (c) the Third Party Claim relates to any criminal proceeding, indictment or allegation with respect to the Indemnified Party; (d) if, in the case the Indemnified Party is a Buyer Indemnitee, the Third Party Claim involves any Governmental Entity, Material Customer or Material Supplier (excluding any such Third-Party Claim that is an Anti-Assignment Breach Claim); or (e) in the event that the Third-Party Claim were to be adversely decided, it is likely that the amount of the Losses related to the Third-Party Claim which would be indemnifiable by the Indemnifying

Party hereunder would be less than the amount of Losses related to the Third-Party Claim which would be borne by the Indemnified Party (including through the application of the Deductible, the Cap and the Aggregate Cap, as applicable); provided, however, that the Indemnified Party may make no settlement, compromise, admission, or acknowledgment in connection with any such Third-Party Claim to the extent that it would give rise to any liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned, or delayed).

(vii)    In all events, the insurers under the R&W Policy and their agents and advisors shall be permitted to associate effectively with any Party in the defense of any matter which might reasonably constitute a Loss (as defined in the R&W Policy) in accordance with the terms of the R&W Policy.

(f)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof; provided, however, that failure to promptly give such notice shall not affect such Indemnified Party’s rights to indemnification hereunder unless (and solely to the extent that) the Indemnifying Party was actually prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate an estimate of the amount of the Loss (to the extent reasonably capable of being estimated) that has been incurred by the Indemnified Party.

(g)    Escrow. The Parties acknowledge and agree that at Closing Buyer is depositing the Escrow Amount with the Escrow Agent pursuant to Section 2(b). All Losses for which Seller is required to indemnify the Buyer Indemnitees under this Agreement shall be satisfied (i) first, to the extent possible, from the Escrow Fund in accordance with the terms of the Escrow Agreement, and (ii) subject to the limitations set forth in Section 6 of this Agreement, thereafter by Seller within ten (10) days following the earlier of (x) a final judgment or decree of any court of competent jurisdiction with respect to such Losses, or (y) mutual written agreement of Buyer and Seller. For the avoidance of doubt, any amounts paid to any Buyer Indemnitees out of the Escrow Fund shall be applied towards each of the Cap and the Aggregate Cap, if applicable under this Section 6.

(h)    Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to Section 6 as an adjustment to the Purchase Price for federal, state, local and foreign Tax purposes to the extent permitted by applicable Law.

(i)    Tax Benefit. Any payment made by any Indemnifying Party hereunder shall be paid net of any Tax benefit for income Taxes (whether by refund, overpayment, credit, or reduction in Taxes otherwise payable) actually realized (determined on a with and without basis) by an Indemnified Party from the incurrence or payment of any such Losses taking into account (but only to the extent that any indemnity payment made pursuant to Section 6 is not an adjustment to the Purchase Price for Tax purposes as the result of limitations under applicable Law in accordance with Section 6(h) of this Agreement) any income Taxes imposed as a result of the accrual and receipt of the related indemnity payment by an Indemnified Party (a “Net Tax

Benefit”). In computing the Net Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any Losses for which indemnification is provided under this Section 6. For purposes of this Agreement, the Indemnified Party shall be deemed to have “actually realized” a Net Tax Benefit to the extent that, and at such time as, the amount of Taxes paid or owed by such Indemnified Party is reduced below the amount of Taxes that such Person would have been required to pay but for the payment of such Losses for which indemnification is provided for under this Section 6 and the accrual and receipt of the related indemnity payment.

(j)    Adverse Assignment Claims.

(i)    Seller hereby agrees to specifically indemnify and hold Buyer and Target harmless from AAC Claims in accordance with the terms of this Section 6(j). The Escrow Fund, which will be held for the period specified in the Escrow Agreement (the “Escrow Period”), shall be the sole recourse for any AAC Claims (as defined below) made by Buyer in connection with Adverse Assignment Consequences. The Escrow Fund shall be the sole remedy to compensate Buyer for any Adverse Assignment Consequences (but not for the Retained Liabilities) (through Buyer’s rights to recover for AAC Claims in accordance with the terms of this Section 6(j)), and Buyer will not be permitted to make any claims against the Escrow Fund except for (x) AAC Claims or (y) as set forth above in Section 6(d)(ii) with respect to other indemnification claims in an amount limited to the Cap. The Damages of Buyer recoverable against the Escrow Fund in respect of any such AAC Claim shall equal, and be solely limited to, the remaining amounts (on a dollar-for-dollar basis) unpaid by the customer on the terminated AAC Contract (excluding any renewal terms thereof) (or, in the case of any Shared Contract, the remaining amounts unpaid by the customer related to the Business with respect to the Shared Contract (excluding any renewal terms thereof)) (collectively, the “Customer Unpaid Amounts”). Payments in respect of AAC Claims pursuant to the terms of, and at such time as specified in, the Escrow Agreement.

(ii)    Buyer shall (x) promptly, and in no event later than 30 days following Buyer’s receipt of any termination notice pursuant to clause (B) of the definition of AAC Claims, notify Seller in writing of the receipt of such termination notice, and (y) promptly, and in no event later than 30 days of Buyer’s knowledge of any Customer Event, notify Seller in writing upon the occurrence of any Customer Event.

(iii)    For the avoidance of doubt, if a customer with respect to the Business (a “Plaintiff Customer”) initiates a claim against any Party (or all Parties) relating to the failure to comply with the applicable contract assignment provisions included in any Consent Required Contract (an “Anti-Assignment Breach Claim”), Seller shall be solely responsible for (i) any out of pocket Losses awarded or paid to a Plaintiff Customer in connection with any settlement or determination with respect to any such Anti-Assignment Breach Claim, and (ii) to the extent applicable with respect to such customer, the Customer Unpaid Amounts (the “Applicable Losses”), and shall indemnify and hold Buyer harmless with respect to such any such Applicable Losses. In addition, Seller will be entitled to control the defense of any such Anti-Assignment Breach Claim in accordance with Section 6(e) hereof, will be responsible for all of the defense costs of Seller in connection therewith, and the Escrow Fund will not be used for defense costs in connection with any such Anti-Assignment Breach Claim.

(k)    Exclusive Remedy. The Parties acknowledge and agree that except for injunctive relief (including specific performance) or instances of Fraud, the foregoing indemnification provisions in this Section 6 and the R&W Policy shall be the exclusive remedy of the Parties with respect to the representations, warranties and covenants set forth in this Agreement and the Transactions; provided, however that nothing contained herein will limit any Person who is a party to any Ancillary Agreement or any other agreement between the Parties to make a claim pursuant to any such Ancillary Agreement (other than the Escrow Agreement and the Contribution Agreement, which is subject to the indemnification provisions set forth in this Section 6) or such other agreement in connection with a breach of such Ancillary Agreement or such other agreement pursuant to the terms thereof. In addition, except as otherwise agreed to by the Parties in writing, no Party will be entitled to offset any indemnity amount which may be payable under this Section 6 against amounts payable by such Party under this Agreement (including pursuant to Section 2(f)), any Ancillary Agreement or any other agreement between the Parties.

Section 7.    Miscellaneous.

(a)    Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the Transactions or otherwise with respect to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, initial press releases of each Party with respect to this Agreement and the Transactions will be issued by each Party promptly following the Closing (the content of which press release will be subject to the reasonable approval of the other Party). Notwithstanding the foregoing, nothing contained herein will (x) limit any Party or its Affiliates from making any announcements, statements, or acknowledgments that such Party or its Affiliates is required by applicable Laws or the requirements of any national securities exchange to make, issue or release, or (y) limit Seller or their Affiliates from making any disclosures that they deem necessary or advisable to be made in filings with the United States Securities and Exchange Commission.

(b)    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)    Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof; provided, however, that that certain letter agreement dated as of October 26, 2016 (the “Confidentiality Letter Agreement”), by and between Buyer and Seller will continue in full force and effect pursuant to the terms thereof.

(d)    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller, as applicable; provided that (i) Buyer may assign its rights and obligations hereunder to any Affiliate or any lender without such approval, provided that Buyer remains responsible for all such obligations hereunder and (ii) Seller may assign its rights and obligations hereunder to any Affiliate without such approval, provided that Seller remains responsible for all such obligations hereunder.

(e)    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or PDF transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 Business Day after being sent to the recipient by facsimile transmission or electronic mail with confirmation of receipt thereof by the recipient, or (iv) 4 Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	HealthStream, Inc.
209 10th Avenue South, Suite 450
Nashville, Tennessee 37203
Attn: Michael M. Collier, General Counsel
Facsimile: (615) 248-8785

Copy to (which shall not constitute notice):
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attn: Page Davidson, Kevin Douglas and Frank Pellegrino
Facsimile: (615) 742-2753; (615) 742-0454; (615) 248-4255

If to Buyer:	Press Ganey Associates, Inc. 404 Columbia Place South Bend, IN 46601 Attn: Devin J. Anderson, General Counsel Facsimile: (866) 842-9518

Copy to (which shall not constitute notice):
Quarles & Brady LLP 411 E. Wisconsin Avenue, Suite 2350 Milwaukee, WI 53202 Attn: Walter J. Skipper Facsimile: (414) 978-8976

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)    Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties irrevocably and unconditionally (i) submits and consents in any Action arising out of or related to this Agreement and/or the Escrow Agreement to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (including, without limitation, any such Action seeking equitable relief pursuant to Section 7(p) of this Agreement), (ii) agrees that all claims in respect of any such Action must be heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Escrow Agreement in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any Action so brought. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 7(h) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 7(g). However, the foregoing shall not limit the right of a party to effect service of process on the other Party by any other legally available method. Each of the Parties agrees that a final judgment in any Action in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(i)    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

(j)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that a court of competent jurisdiction determines that any of the provisions of Section 5(c) are unenforceable as stated, the Parties intend that such restrictions be modified to permit the maximum enforceable restriction.

(k)    Expenses. Except as set forth in Section 5(b)(ii), Seller and Buyer shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided that all such costs and expenses of Target shall be paid by Seller.

(l)    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”. The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa and “or” is used in the sense of “and/or.” The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.

(m)    Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)    Disclosure Schedules. The Parties agree as follows: (A) the Disclosure Schedules will be arranged in sections corresponding to the lettered and numbered sections contained in Section 3 and Section 4; (B) all agreements, items, conditions and other matters contained in each section or subsection of the Disclosure Schedules are exceptions (as applicable) to the representations and warranties contained in the corresponding section or subsection of this Agreement; (C) any disclosure in any section or subsection in the Disclosure Schedules shall be deemed to disclose an exception to a representation or warranty contained in any other section or subsection of this Agreement to the extent the relevance of such exception to such other section or subsection is reasonably apparent; (D) disclosure of any matter in the Disclosure Schedules shall not constitute a determination that such matter is material or is required to be disclosed pursuant to this Agreement; (E) to the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Schedules does not constitute a determination by Seller that any such matter is material; and (F) the disclosure of any information concerning a matter in the Disclosure Schedules does not imply that any other, undisclosed matter that has a greater significance or value is material.

(o)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (i) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (ii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY.

(p)    Specific Performance. Each Party acknowledges and agrees that the other Parties will have no adequate remedy at law and may suffer irreparable damage if any of the obligations of such Party under this Agreement were breached or not performed in accordance with their specific terms. Accordingly, each Party agrees that the other parties shall have the right, in addition to any other rights which it may have at law or in equity, to seek specific performance and equitable injunctive relief if the first Party shall fail or threaten to fail to perform any of its obligations contained in this Agreement.

(q)    Non-Recourse. This Agreement may only be enforced against, and any suit, proceeding or Action based upon, arising out of, or related to this Agreement, or the negotiation, preparation execution or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named party to this Agreement, no past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other representative of any Party hereto or of any Affiliate of any Party hereto, shall have any liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim based on, in respect of or by reason of the Transactions.

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BUYER:

PRESS GANEY ASSOCIATES, INC.

By:	/s/ Devin J. Anderson
Name:	Devin J. Anderson
Title:	General Counsel and Corporate Secretary

[Signature Page – Membership Interest Purchase Agreement]

SELLER:

HEALTHSTREAM, INC.

By:	/s/ Robert A. Frist, Jr.
Name:	Robert A. Frist, Jr.
Title:	Chief Executive Officer

[Signature Page – Membership Interest Purchase Agreement]